                                                                     Exhibit 2.1




                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                            STUDENT ADVANTAGE, INC.,



                            ORION ACQUISITION CORP.,



                              OCM ENTERPRISES, INC.
                              AND ITS STOCKHOLDERS



                                  June 25, 2001

                                TABLE OF CONTENTS

                                                                                  Page
ARTICLE I THE MERGER .........................................................      1
   1.1   The Merger ..........................................................      1
   1.2   The Closing .........................................................      1
   1.3   Actions at the Closing ..............................................      2
   1.4   Additional Action ...................................................      2
   1.5   Conversion of Shares ................................................      2
   1.6   Fractional Shares ...................................................      4
   1.7   Options .............................................................      4
   1.8   Escrow ..............................................................      5
   1.9   Contingent Payment ..................................................      5
   1.10  Certificate of Incorporation; By-laws; Directors and Officers .......     10
   1.11  No Further Rights ...................................................     11
   1.12  Closing of Transfer Books ...........................................     11
   1.13  Tax Treatment .......................................................     11

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY .....................     11
   2.1   Organization, Qualification and Corporate Power .....................     11
   2.2   Capitalization ......................................................     12
   2.3   Authorization of Transaction ........................................     13
   2.4   Noncontravention ....................................................     13
   2.5   Subsidiaries and Predecessors .......................................     14
   2.6   Financial Statements ................................................     15
   2.7   Absence of Certain Changes ..........................................     15
   2.8   Undisclosed Liabilities .............................................     16
   2.9   Tax Matters .........................................................     16
   2.10  Assets ..............................................................     19
   2.11  Owned Real Property .................................................     19
   2.12  Real Property Leases ................................................     19
   2.13  Intellectual Property ...............................................     20
   2.14  Inventory ...........................................................     22
   2.15  Contracts ...........................................................     22
   2.16  Accounts Receivable .................................................     24
   2.17  Powers of Attorney ..................................................     24
   2.18  Insurance ...........................................................     24
   2.19  Litigation ..........................................................     25
   2.20  Warranties ..........................................................     25
   2.21  Employees ...........................................................     25
   2.22  Employee Benefits ...................................................     26
   2.23  Environmental Matters ...............................................     28
   2.24  Legal Compliance ....................................................     29
   2.25  Customers and Suppliers .............................................     29
   2.26  Permits .............................................................     29
   2.27  Certain Business Relationships With Affiliates ......................     29

                                Table of Contents
                                   (continued)

                                                                                  Page
   2.28  FDA Matters .........................................................     29
   2.29  Brokers' Fees .......................................................     30
   2.30  Books and Records ...................................................     30
   2.31  Disclosure ..........................................................     30

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER ......................     30
   3.1   Organization, Qualification and Corporate Power .....................     30
   3.2   Capitalization ......................................................     31
   3.3   Authorization of Transaction ........................................     31
   3.4   Noncontravention ....................................................     32
   3.5   Reports and Financial Statements ....................................     32
   3.6   Absence of Material Adverse Change ..................................     33
   3.7   Litigation ..........................................................     33
   3.8   Interim Operations of Acquisition Subsidiary ........................     33
   3.9   Brokers' Fees .......................................................     33
   3.10  Tax Matters .........................................................     33
   3.11  Disclosure ..........................................................     34

ARTICLE IV COVENANTS .........................................................     34
   4.1   Closing Efforts .....................................................     34
   4.2   Governmental and Third-Party Notices and Consents ...................     34
   4.3   Stockholder Approval ................................................     35
   4.4   Operation of Business ...............................................     35
   4.5   Access to Information ...............................................     36
   4.6   Exclusivity .........................................................     37
   4.7   Tax Matters .........................................................     37
   4.8   Employee Matters ....................................................     40
   4.9   Expenses ............................................................     41
   4.10  Actions by the Stockholders .........................................     41
   4.11  Release by Stockholders .............................................     41
   4.12  Collegiate Carpets, Inc. ............................................     41
   4.13  Tax Adjustment ......................................................     41

ARTICLE V CONDITIONS TO CONSUMMATION OF MERGER ...............................     42
   5.1   Conditions to Obligations of the Buyer and the Acquisition
           Subsidiary.........................................................     42
   5.2   Conditions to Obligations of the Company and the Stockholders .......     44

ARTICLE VI INDEMNIFICATION ...................................................     45
   6.1   Indemnification by the Stockholders .................................     45
   6.2   Indemnification Claims ..............................................     46
   6.3   Survival of Representations, Warranties and Covenants ...............     49
   6.4   Limitations .........................................................     49
   6.5   Appointment of Indemnification Representative .......................     50
   6.6   Indemnification by the Buyer ........................................     51

ARTICLE VII TERMINATION ......................................................     51

                                Table of Contents
                                   (continued)

                                                                                  Page
   7.1   Termination of Agreement ............................................     51
   7.2   Effect of Termination ...............................................     52

ARTICLE VIII DEFINITIONS .....................................................     52

ARTICLE IX MISCELLANEOUS .....................................................     55
   9.1   Press Releases and Announcements ....................................     55
   9.2   No Third Party Beneficiaries ........................................     55
   9.3   Entire Agreement ....................................................     55
   9.4   Succession and Assignment ...........................................     55
   9.5   Counterparts and Facsimile Signature ................................     56
   9.6   Headings ............................................................     56
   9.7   Notices .............................................................     56
   9.8   Governing Law .......................................................     56
   9.9   Amendments and Waivers ..............................................     57
   9.10  Severability ........................................................     57
   9.11  Submission to Jurisdiction ..........................................     57
   9.12  Setoff ..............................................................     57
   9.13  Remedies ............................................................     57
   9.14  Construction ........................................................     58


Exhibits

Exhibit A -   Form of Escrow Agreement

Exhibit B -   Form of Investment Representation Letter

Exhibit C -   Form of Lock-Up Agreement

Exhibit D -   Form of Registration Rights Agreement

Exhibit E-1 - Form of Opinion of Counsel to the Company

Exhibit E-2 - Form of Opinion of Counsel to the Company

Exhibit F -   Form of Resignation

Exhibit G -   Form of Opinion of Counsel to the Buyer and Acquisition Subsidiary

Schedules

Schedule 1.5 -    Election of Merger Consideration

Schedule 5.1(a) - Required Consents

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of June 25, 2001 by and among Student Advantage, Inc., a Delaware corporation (the "Buyer"), Orion Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Acquisition Subsidiary"), OCM Enterprises, Inc., a Maryland corporation (the "Company"), and Devin A. Schain, Michael S. Schoen, Paul D. Bogart, Howard S. Dumhart, Jr. and Steven L. Matejka, the stockholders of the Company. The Buyer, the Acquisition Subsidiary, the Company and Messrs. Schain, Schoen, Bogart, Dumhart and Matejka are referred to collectively herein as the "Parties."

         WHEREAS, this Agreement contemplates a merger of the Company with and into the Acquisition Subsidiary, in which the stockholders of the Company will receive common stock of the Buyer and cash in exchange for their shares of the Company's capital stock;

         WHEREAS, the Parties intend that the Merger (as defined below) will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, and intend that this Agreement will constitute a plan of reorganization.

         NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I
                                   THE MERGER

         1.1 The Merger. Upon and subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "Delaware Law") and the Maryland General Corporation Law (the "Maryland Law"), the Company shall merge with and into the Acquisition Subsidiary (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Company shall cease and the Acquisition Subsidiary shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Subject to the terms of this Agreement, the Buyer, the Acquisition Subsidiary and the Company shall cause the Merger to be consummated by filing (i) a certificate of merger or other appropriate documents (the "Certificate of Merger") prepared and executed in accordance with Section 252(c) of the Delaware Law with the Secretary of State of the State of Delaware and (ii) articles of merger or other appropriate documents (the "Articles of Merger") prepared and executed in accordance with Section 3-109 of the Maryland Law with the State Department of Assessments and Taxation of Maryland (the "Department"). The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and upon acceptance for record of the Articles of Merger by the Department (the "Effective Time"). The Merger shall have the effects set forth in the Delaware Law and the Maryland Law.

         1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on the date hereof (the "Closing Date").

         1.3      Actions at the Closing. At the Closing:

                  (a) the Company shall deliver to the Buyer and the Acquisition Subsidiary the various certificates, instruments and documents referred to in Section 5.1;

                  (b) the Buyer and the Acquisition Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.2;

                  (c) the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Department;

                  (d) each of the stockholders of record of the Company immediately prior to the Effective Time (the "Stockholders") shall deliver to the Buyer the certificate(s) representing his Common Shares (as defined below);

                  (e) the Buyer shall pay to each Stockholder by wire transfer to the account designated in writing by such Stockholder the cash into which his Common Shares are converted pursuant to Section 1.5, and the Buyer shall instruct the transfer agent for the Buyer's common stock, $.01 par value per share ("Buyer Common Stock"), to deliver certificates for the Initial Shares (as defined below) to each Stockholder in accordance with Section 1.5 at the Closing; and

                  (f) the Buyer, Devin A. Schain, in his capacity as indemnification representative for the Stockholders (the "Indemnification Representative"), and United States Trust Company (the "Escrow Agent") shall execute and deliver an Escrow Agreement in the form attached hereto as Exhibit A (the "Escrow Agreement"), the Stockholders shall deliver to the Escrow Agent the Escrow LC (as defined below) and blank stock powers (as described in Section 1.8), and the Buyer shall instruct the transfer agent for the Buyer Common Stock to deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.8.

         1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Acquisition Subsidiary, in order to consummate the transactions contemplated by this Agreement.

         1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

                  (a) Each share of common stock, $0.001 par value per share, of the Company ("Common Shares") issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer or the Acquisition Subsidiary and Common Shares held in the Company's treasury, all of which shall be cancelled and retired without any payment of any consideration therefor in accordance with Section 1.5(e) below), shall be converted into and represent the right to receive (i) either (A) an amount in cash equal to the Option A Cash Amount (as defined below), without any interest thereon, and such number of shares of Buyer Common Stock as is equal to the Option A Conversion Ratio (as defined below) (collectively, the "Option A Amount"), (B) an amount in cash equal to the Option B Cash Amount (as defined below), without any interest thereon, and such number of shares of Buyer

Common Stock as is equal to the Option B Conversion Ratio (as defined below) (collectively, the "Option B Amount"), (C) an amount in cash equal to the Option C Cash Amount (as defined below), without any interest thereon, and such number of shares of Buyer Common Stock as is equal to the Option C Conversion Ratio (as defined below) (collectively, the "Option C Amount") or (D) an amount in cash equal to the Option D Cash Amount (as defined below), without any interest thereon, and such number of shares of Buyer Common Stock as is equal to the Option D Conversion Ratio (as defined below) (collectively, the "Option D Amount"), (ii) the right to receive the Deferred Consideration (as defined below) not later than the first anniversary of the Closing Date, provided that the Buyer shall have the right in its sole discretion to pay the Deferred Consideration at any time on or prior to such first anniversary, and (iii) subject to the provisions of Section 1.9, the Contingent Consideration (as defined below) (collectively, the "Merger Consideration"); provided, however, that the aggregate cash to be paid by the Buyer to the Stockholders pursuant to clause (i) above shall not exceed $8,000,000 and the aggregate number of shares of Buyer Common Stock to be issued to the Stockholders pursuant to clause (i) above shall not exceed 2,433,333 (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the date hereof and the Effective
Time). The "Option A Cash Amount" shall be the result obtained by dividing $6,740,839 by the number of outstanding Common Shares immediately prior to the Effective Time. The "Option A Conversion Ratio" shall be the result obtained by dividing 2,955,806 by the number of outstanding Common Shares immediately prior to the Effective Time. The "Option B Cash Amount" shall be the result obtained by dividing $8,847,944 by the number of outstanding Common Shares immediately prior to the Effective Time. The "Option B Conversion Ratio" shall be the result obtained by dividing 2,081,489 by the number of outstanding Common Shares immediately prior to the Effective Time. The "Option C Cash Amount" shall be the result obtained by dividing $4,031,692 by the number of outstanding Common Shares immediately prior to the Effective Time. The "Option C Conversion Ratio" shall be the result obtained by dividing 4,079,934 by the number of outstanding Common Shares immediately prior to the Effective Time. The "Option D Cash Amount" shall be the result obtained by dividing $10,000,640 by the number of outstanding Common Shares immediately prior to the Effective Time. The "Option D Conversion Ratio" shall be the result obtained by dividing 1,603,192 by the number of outstanding Common Shares immediately prior to the Effective Time. Each of the Option A Conversion Ratio, the Option B Conversion Ratio, Option C Conversion Ratio and Option D Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the date hereof and the Effective Time. The "Deferred Consideration" shall mean such number of shares of Buyer Common Stock as is equal to the result obtained by dividing the Deferred Stock Amount (as defined below) by the number of outstanding Common Shares immediately prior to the Effective Time. The "Deferred Stock Amount" shall be an amount equal to the result obtained by dividing $1,250,000 by the greater of (i) the average of the last reported sale prices per share of the Buyer Common Stock on The Nasdaq National Market ("Nasdaq") for the ten (10) consecutive trading days ending on the trading day that is three (3) trading days prior to the date of issuance of the Deferred Consideration or $6.00, whichever is less, and (ii) $1.00.

                  (b) The Stockholders electing the Option A Amount, Option B Amount, Option C Amount and Option D Amount shall be entitled to receive at the Closing 86.98%, 81.84%, 85.49% and 74.82%, respectively, of the shares of Buyer Common Stock into which their Common Shares were converted pursuant to clause (i) of Section 1.5(a) (the "Initial Shares"); the remaining 13.02%, 18.16%, 14.51% and 25.18%, respectively, of the shares of Buyer Common Stock into which their Common Shares were converted pursuant to clause (i) of Section 1.5(a), rounded to the nearest whole number (the "Escrow Shares"), shall be deposited in escrow pursuant to
Section 1.8 and shall be held and disposed of in accordance with the terms of the Escrow Agreement; provided that the aggregate number of Escrow Shares so deposited shall not be less than 403,612. The Initial Shares and the Escrow Shares shall together be referred to herein as the "Merger Shares."

                  (c) Subject to the allocation requirements set forth in this Section 1.5, each Stockholder immediately prior to the execution hereof irrevocably elected to receive either the Option A Amount, the Option B Amount, the Option C Amount or the Option D Amount. All such elections are set forth on
Schedule 1.5 attached hereto.

                  (d) Each of the numbers of shares of Buyer Common Stock and amounts in cash set forth in Section 1.5(a), and each of the percentages set forth in Section 1.5(b) shall be subject to appropriate adjustment by mutual agreement of the Buyer and the Indemnification Representative in the event that the total number of Common Shares outstanding is not equal to 8,334,000.

                  (e) Each Common Share held in the Company's treasury immediately prior to the Effective Time and each Common Share owned beneficially by the Buyer or the Acquisition Subsidiary shall be canceled and retired without payment of any consideration therefor.

                  (f) Each share of common stock, $0.01 par value per share, of the Acquisition Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

         1.6 Fractional Shares. No certificates or scrip representing fractional shares of Buyer Common Stock shall be issued to former Stockholders upon the surrender for exchange of certificates that, immediately prior to the Effective Time, represented Common Shares converted into Merger Shares pursuant to Section 1.5 ("Certificates"), and such former Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional shares that would have otherwise been issued to such former Stockholders. In lieu of any fractional shares that would have otherwise been issued, each former Stockholder that would have been entitled to receive a fractional share shall, upon proper surrender of such person's Certificates, receive a cash payment equal to $2.256, multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive.

         1.7 Options. As of immediately prior to the Effective Time, each outstanding option to acquire Common Shares issued under the Company's 2000 Stock Option Plan (the "Plan") or otherwise (collectively, the "Options"), shall be terminated and canceled without payment of any consideration therefor. The Buyer shall not assume any Options nor substitute an equivalent option or right therefor. The Company shall terminate the Plan and all other stock option plans and other stock or equity-related plans of the Company prior to the Effective Time, and neither the Buyer nor the Surviving Corporation shall have any liability or obligation thereunder.

         1.8 Escrow. The Stockholders shall arrange for an irrevocable standby letter of credit to be issued in a form acceptable to the Buyer in favor of the Buyer in the original face amount of $1,112,892 (the "Escrow LC"). At the Closing, the Buyer shall deliver to the Escrow Agent certificates (issued in the name of each Stockholder) representing the Escrow Shares attributable to each Stockholder (together with five blank stock powers in a form approved by the Buyer), as described in Section 1.5, and the Stockholders shall deliver to the Escrow Agent the Escrow LC, in each case, for the purpose of securing the indemnification obligations of the Stockholders set forth in this Agreement. The Escrow LC and the Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow LC and the Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. Each Stockholder shall, as of the Effective Time, be the lawful owner, subject to the terms and conditions of this Agreement and Escrow Agreement, of the Escrow Shares into which such Stockholder's Common Shares were converted in the Merger.

         1.9      Contingent Payment.

                  (a) If the Business (as defined below) (i) enters into at least seventy-five (75), but less than one hundred twenty-five (125), Qualifying Discount Card Agreements (as defined below) during the twelve (12) month period ending June 30, 2002 (the "Earn-Out Period"), provided that at least 75 of such Qualifying Discount Card Agreements meet the Minimum Freshman Average Standard (as defined below), and (ii) does not recognize Revenues (as defined below) at least equal to the Target Revenue (as defined below), the "Contingent Consideration" shall mean, at the election of the Buyer, either (A) such number of shares of Buyer Common Stock as is equal to the Level 1 Contingent Share Conversion Ratio (as defined below) or (B) subject to Section 1.9(k), a combination of an amount in cash (not to exceed sixty percent (60%) of the Level 1 Cash Amount (as defined below)), without any interest thereon, and a number of shares of Buyer Common Stock such that the sum of (x) such amount of cash and
(y) the result obtained by multiplying such number of shares of Buyer Common Stock by the Average Price, is equal to the Level 1 Cash Amount.

                  (b) If the Business (i) (A) enters into less than seventy-five (75) Qualifying Discount Card Agreements during the Earn-Out Period and (B) recognizes Revenues at least equal to the Target Revenue, or (ii) (A) enters into at least one hundred twenty-five (125) Qualifying Discount Card Agreements during the Earn-Out Period, provided that at least 125 of such Qualifying Discount Card Agreements meet the Minimum Freshman Average Standard and (B) does not recognize Revenues at least equal to the Target Revenue, the "Contingent Consideration" shall mean, at the election of the Buyer, either (1) such number of shares of Buyer Common Stock as is equal to the Level 2 Contingent Share Conversion Ratio (as defined below) or (2) subject to Section 1.9(k), a combination of an amount in cash (not to exceed sixty percent (60%) of the Level 2 Cash Amount (as defined below)), without any interest thereon, and a number of shares of Buyer Common Stock such that the sum of (x) such amount of cash and

(y) the result obtained by multiplying such number of shares of Buyer Common Stock by the Average Price, is equal to the Level 2 Cash Amount.

                  (c)      If the Business (i) enters into at least seventy-five
(75), but less than one hundred twenty-five (125), Qualifying Discount Card Agreements during the Earn-Out Period, provided that at least 75 of such Qualifying Discount Card Agreements meet the Minimum Freshman Average Standard and (ii) recognizes Revenues at least equal to the Target Revenue, the "Contingent Consideration" shall mean, at the election of the Buyer, either (A) such number of shares of Buyer Common Stock as is equal to the Level 3 Contingent Share Conversion Ratio (as defined below) or (B) subject to Section 1.9(k), a combination of an amount in cash (not to exceed sixty percent (60%) of the Level 3 Cash Amount (as defined below)), without any interest thereon, and a number of shares of Buyer Common Stock such that the sum of (x) such amount of cash and (y) the result obtained by multiplying such number of shares of Buyer Common Stock by the Average Price, is equal to the Level 3 Cash Amount.

                  (d) If the Business (i) enters into one hundred twenty-five (125) or more Qualifying Discount Card Agreements during the Earn-Out Period, provided that at least 125 of such Qualifying Discount Card Agreements meet the Minimum Freshman Average Standard and (ii) recognizes Revenues at least equal to the Target Revenue, the "Contingent Consideration" shall mean, at the election of the Buyer, either (A) such number of shares of Buyer Common Stock as is equal to the Level 4 Contingent Share Conversion Ratio (as defined below) or (B) subject to Section 1.9(k), a combination of an amount in cash (not to exceed sixty percent (60%) of the Level 4 Cash Amount (as defined below)), without any interest thereon, and a number of shares of Buyer Common Stock such that the sum of (x) such amount of cash and (y) the result obtained by multiplying such number of shares of Buyer Common Stock by the Average Price, is equal to the Level 4 Cash Amount.

                  (e) The Business shall be deemed not to have recognized Revenues at least equal to the Target Revenues if the Adjusted Gross Margin is less than 36.73% of Revenues (without giving effect to any revenues generated as a result of the sale of any Membership Cards) for the Earn-Out Period.

                  (f) Notwithstanding anything to the contrary contained herein, if the Business (i) does not enter into Qualifying Discount Card Agreements during the Earn-Out Period with at least seventy-five (75) colleges or universities and (ii) does not recognize Revenues at least equal to the Target Revenue, the Buyer's obligation to pay the Contingent Consideration shall terminate and the Buyer shall not have any further obligation to pay any Contingent Consideration.

                  (g) For purposes of this Section 1.9, the following terms have the following meanings:

                           (i) "Adjusted Gross Margin" means the Revenues of the Business (as defined below) less returns and allowances, cost of goods sold, cost of school commissions paid to sponsoring organizations, printing and mailing of direct marketing materials, and delivery charges (freight out) determined in accordance with GAAP (as defined below) consistently applied; provided that the revenues from the sale of Membership Cards, if any, shall not be included in the Revenues of the Business for purposes of determining "Adjusted Gross Margin."

                           (ii) "Average Price" means the greater of (A) the average last reported sales price per share of the Buyer Common Stock on the Nasdaq for the ten (10) consecutive trading days ending on the trading day that is three (3) trading days prior to the applicable date of issuance of the Contingent Shares and (B) $1.00.

                           (iii) "Business" means the business of marketing, warehousing, and distribution of (A) dormitory bed linens and related accessories, care packages, diploma frames and carpet remnants to students and parents of students by means of relationships with colleges and universities or sponsoring organizations of such colleges and universities, (B) executive framing and (C) any other products which generated at least $50,000 in revenues for the Company during the year ended December 31, 2000, in each case, as operated by the Company immediately prior to the Effective Time.

                           (iv) "Contingent Shares" means the shares of Buyer Common Stock, if any, issued pursuant to paragraphs (a),
                  (b), (c) or (d) of this Section 1.9.

                           (v) "Level 1 Cash Amount" means the result obtained by dividing (i) $375,000 by (ii) the number of outstanding Common Shares immediately prior to the Effective Time.

                           (vi) "Level 1 Contingent Share Conversion Ratio" means the result obtained by dividing (i) the number equal to $375,000 divided by the Average Price by (ii) the number of Common Shares outstanding immediately prior to the Effective Time.

                           (vii) "Level 2 Cash Amount" means the result obtained by dividing (i) $750,000 by (ii) the number of outstanding Common Shares immediately prior to the Effective Time.

                           (viii) "Level 2 Contingent Share Conversion Ratio" means the result obtained by dividing (i) the number equal to $750,000 divided by the Average Price by (ii) the number of outstanding Common Shares immediately prior to the Effective Time.

                           (ix) "Level 3 Cash Amount" means the result obtained by dividing (i) $1,125,000 by (ii) the number of outstanding Common Shares immediately prior to the Effective Time.

                           (x) "Level 3 Contingent Share Conversion Ratio" means the result obtained by dividing (i) the number equal to $1,125,000 divided by the Average Price by (ii) the number of outstanding Common Shares immediately prior to the Effective Time.

                           (xi) "Level 4 Cash Amount" means the result obtained by dividing (i) $1,500,000 by (ii) the number of outstanding Common Shares immediately prior to the Effective Time.

                           (xii) "Level 4 Contingent Share Conversion Ratio" means the result obtained by dividing (i) the number equal to $1,500,000 divided by the Average Price by (ii) the number of outstanding Common Shares immediately prior to the Effective Time.

                           (xiii) "Membership Card" means the Buyer's discount affinity product, currently titled "Student Advantage Membership Program", subject to modification from time to time.

                           (xiv) "Minimum Freshman Average Standard" means, with respect to any number of Qualifying Discount Card Agreements, the average number per agreement of freshman students to which the Buyer receives the mailing rights for such Qualifying Discount Card Agreements is not less than 1,500.

                           (xv) "Qualifying Discount Card Agreements" means a written agreement, in a form and on terms approved in advance by the Buyer, between the Buyer and a college or university, or any officially recognized sponsored organization of any college or university, pursuant to which the Buyer receives the rights to the home mailing lists for at least 750 freshman students currently enrolled in such college's or university's undergraduate degree program for the purpose of selling and marketing the Buyer's Membership Card.

                           (xvi) "Prevailing Share Price" means on any specified date, the average of the reported high and low sale prices per share of the Buyer Common Stock on Nasdaq.

                           (xvii) "Revenues" means gross revenues for the Business recognized in accordance with United States generally accepted accounting principles ("GAAP") during the Earn-Out Period; provided, however, that during the Earn-Out Period (i) each of the Membership Cards sold by the Business and/or sold by the Buyer directly pursuant to a Qualifying Discount Card Agreement shall be deemed to represent $4.00 of gross revenues, (ii) the actual amount of revenue generated as a result of sales of such Membership Cards shall not be included in the determination of "Revenues" and (iii) any proceeds from the disposition of assets other than in the Ordinary Course of Business shall not be included in the determination of "Revenues."

                           (xviii)  "Target Revenue" means Thirty-Two Million
                  Two Hundred and Eighteen Thousand Two Hundred and Twenty-Two dollars ($32,218,222).

                  (h)      For purposes of this Section 1.9, within forty-five
(45) business days after the end of the Earn-Out Period (the "Determination Date"), the Buyer shall determine (i) the Revenues and corresponding Adjusted Gross Margin of the Business for the Earn-Out Period, (ii) the number of the Buyer's Membership Cards sold by the Business during the Earn-Out Period, and (iii) the number of Qualifying Discount Card Agreements entered into by the Business during the Earn-Out Period. Not later than the Determination Date, the Buyer shall provide the Indemnification Representative with a written notice setting forth in reasonable detail the determinations described in the preceding sentence and, if applicable, (x) its election to pay the Contingent Consideration in shares of Buyer Common Stock or a combination of cash and shares of Buyer Common Stock, provided that the Buyer may change its election by written notice to the Indemnification Representative at any time prior to the payment of the Contingent Consideration, and (y) a reasonably detailed calculation of the cash amount that is payable or the number of Contingent Shares that will be issued, as the case may be, by the Buyer to the Stockholders as payment of the Contingent Consideration. The Indemnification Representative shall have a period of fifteen (15) days after delivery of such written notice to review such calculations and provide the Buyer with written notice of any objection thereto, which objections shall be in reasonable detail (the "Objection Notice"). In the event that the Buyer does not receive the Objection Notice within such 15-day period that objects to the calculation of the Contingent Shares to be issued and, if applicable, the cash amount to be paid by the Buyer, the Stockholders shall be deemed to have irrevocably accepted such calculations and determinations. In the event that the Buyer receives the Objection Notice during such 15-day period, the Indemnification Representative and the Buyer shall enter into good faith negotiations to resolve any objections. In the event that the Indemnification Representative and the Buyer cannot reach agreement on the calculation of the Contingent Shares to be issued and, if applicable, the cash amount to be paid within thirty (30) days after the Determination Date, the Indemnification Representative and the Buyer shall refer the matter to a mutually satisfactory independent "Big Five" accounting firm (the "Disputes Auditor") for a decision, which shall be final and binding on all Parties. The Buyer and the Indemnification Representative agree that they will request the Disputes Auditor to render its decision within thirty (30) days after referral of the dispute to the Disputes Auditor for decision pursuant hereto. Before referring a matter to the Disputes Auditor, the Buyer and the Indemnification Representative shall agree on procedures to be followed by the Disputes Auditor (including procedures for presentation of evidence). If the Buyer and the Indemnification Representative are unable to agree upon procedures before the end of thirty (30) days after receipt of notice of any objections pursuant to this Section 1.9, the Disputes Auditor shall establish procedures giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible. The Disputes Auditor's procedures may be, but need not be, those proposed by either party. The Buyer and the Indemnification Representative shall, as promptly as practicable, submit evidence in accordance with the procedures agreed upon or established by the Disputes Auditor, and the Disputes Auditor shall decide the dispute in accordance therewith as promptly as practicable. The fees and expenses of the Disputes Auditor for, and relating to, the making of any such decision shall be paid by the Stockholders; provided, however, that in the event the Disputes Auditor determines that the Contingent Consideration to which the Stockholders are entitled is greater than that proposed by the Buyer, the Buyer shall pay such fees and expenses of the Disputes Auditor. The determination of the Disputes Auditor as to the resolution of any dispute shall be in writing and shall be binding and conclusive upon all Parties.

                  (i) In any event, from and after the delivery of an Objection Notice by the Indemnification Representative, the Buyer's obligation to issue any Contingent Shares and, if applicable, make any cash payment shall be suspended until such time as there has been a final determination pursuant to these procedures as to the cash amount which must be paid or the Contingent Shares which must be issued, as the case may be, by the Buyer to the Stockholders.

                  (j) Notwithstanding the foregoing, the Buyer shall have the right in its sole discretion to pay all or any portion of the Contingent Consideration at any time prior to the Determination Date. If the Buyer exercises such right, the Contingent Consideration so paid to the Stockholders shall be deemed to have been due and owing pursuant to this Section 1.9 and shall not be subject to refund or disgorgement, nor shall any other amount payable by the Buyer or any of its Affiliates to any Stockholder be subject to offset by such Contingent Consideration (other than additional Contingent Consideration paid after the Determination Date, which shall be subject to offset as calculated pursuant to the next sentence), whether or not the conditions for payment of the Contingent Consideration are otherwise satisfied in accordance with this Section 1.9. The aggregate value of the Contingent Consideration paid pursuant to this Section 1.9(j) shall be deducted from the Contingent Consideration otherwise due and payable to the Stockholders after the Earn-Out Period in accordance with the provisions of Section 1.9, provided that for purposes of calculating the amount to be deducted from the Contingent Consideration otherwise due and payable to the Stockholders after the Earn-Out Period, the value of each Contingent Share issued prior to the Determination Date shall equal the greater of (A) the average last reported sales price per share of the Buyer Common Stock on the Nasdaq for the ten (10) consecutive trading days ending on the trading day that is three (3) trading days prior to the date of issuance of such Contingent Share and (B) $1.00.

                  (k) In the event that the Buyer elects to pay the Contingent Consideration by delivering a combination of cash and Buyer Common Stock and the Prevailing Share Price of Buyer Common Stock is less than $1.00 on the date of such delivery, then, after calculating the aggregate number of shares of Buyer Common Stock ("Combination Shares") and the aggregate amount of cash ("Combination Cash") that would otherwise be payable pursuant to Sections 1.9(a), 1.9(b), 1.9(c) or 1.9(d), as applicable (without regard to this Section 1.9(k)), such number of Combination Shares shall be increased, and such amount of Combination Cash shall be reduced, such that the following two conditions are satisfied: (i) the aggregate value of the Combination Shares as so increased (calculated based on the Prevailing Share Price) shall not be less than forty percent (40%) of the aggregate fair market value of the Contingent Consideration to be delivered hereunder (after satisfying both of these conditions and valuing such Combination Shares at the Prevailing Share Price on the date of such delivery) and (ii) the Combination Cash shall be reduced by $2.00 for each additional share of Buyer Common Stock to be delivered as a result of this
Section 1.9(k).

         1.10     Certificate of Incorporation; By-laws; Directors and Officers.

                  (a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Acquisition Subsidiary immediately prior to the Effective Time, except that (1) the name of the corporation set forth therein shall be changed to "OCM Direct, Inc." and (2) the identity of the incorporator shall be deleted.

                  (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Acquisition Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

                  (c) The directors of the Acquisition Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of the Acquisition Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the By-laws of the Surviving Corporation.

         1.11 No Further Rights. From and after the Effective Time, no Common Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

         1.12 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with Section 1.5.

         1.13 Tax Treatment. It is expected that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in numbered and lettered sections corresponding to the numbered and lettered section contained in this Article II, and the disclosure in a section of the Disclosure Schedule shall qualify (i) the corresponding section in this Article II and (ii) each other section in this
Article II to the extent it is clear from a reading of the disclosure that such disclosure is applicable to each such section, provided that the mere listing or identification of an agreement or document in such section of the Disclosure Schedule shall not qualify any other section in this Article II. For purposes of this Article II, the phrase "to the knowledge of the Company" or any phrase of similar import shall be deemed to refer to the actual knowledge of the Stockholders, as well as any other knowledge which such Stockholders would have possessed had they made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question.

         2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Maryland. The Company is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Articles of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-laws. For purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company and the Subsidiaries (as defined below), taken as a whole; provided that in no event shall a material adverse effect that results from changes affecting the Company's industry generally or changes affecting the United States economy generally constitute a Company Material Adverse Effect.

         2.2      Capitalization.

                  (a) The authorized capital stock of the Company consists of 30,000,000 Common Shares, of which, as of the date of this Agreement and as of immediately prior to the Effective Time, 8,334,000 shares are issued and outstanding and no shares are held in the treasury of the Company. Section 2.2(a) of the Disclosure Schedule sets forth a complete and accurate list of all stockholders of the Company, indicating the number of Common Shares held by each stockholder. The Stockholders constitute the holders of record of all of the outstanding shares of capital stock of Company. All of the issued and outstanding Common Shares are, and all Common Shares that may be issued upon exercise of options will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. No entity or person (including the Company) has any right to repurchase any Common Shares.

                  (b) Section 2.2(b) of the Disclosure Schedule sets forth a complete and accurate list of all outstanding options issued under the Plan, indicating (i) the holder thereof, (ii) the number of Common Shares subject to each option, (iii) the exercise price, date of grant, vesting schedule and expiration date for each option, and (iv) any terms regarding the acceleration of vesting. Other than the Plan, the Company has no stock option plans and other stock or equity-related plans. Other than as disclosed in Section 2.2(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. All Options, including without limitation, those set forth in Section 2.2(b) of the Disclosure Schedule, shall terminate at or prior to the Effective Time in accordance with their terms without consideration, no holder of an Option shall be entitled to receive any consideration in the Merger and neither the Buyer nor the Surviving Corporation has any liability or obligation with respect to any such Option. In accordance with the Plan, at least ten (10) days prior to the Closing Date, the Administrator (as defined in the Plan) notified each Participant (as defined in the Plan) in writing, by registered or certified mail or by hand delivery, to such Participant personally or to such Participant's address as it appears on the records of the Company, that all unexercised Options shall terminate at the Effective Time. The Plan and all other stock option plans and stock or equity-related plans of the Company terminate at or prior to the Effective Time, and neither the Buyer nor the Surviving Corporation has any liability or obligation with respect thereto.

                  (c) Except as set forth in Section 2.2(c) of the Disclosure Schedule, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act of 1933, as amended ("Securities Act"), or sale or transfer (including, without limitation, agreements relating to preemptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. All of the issued and outstanding Common Shares were issued in compliance with applicable federal and state securities laws. Each of the Stockholders is an "accredited investor," as such term is defined in Rule 501 of Regulation D under the Securities Act.

         2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and all necessary action on the part of the Stockholders. Without limiting the generality of the foregoing, (a) the Board of Directors of the Company, by unanimous written consent executed by all of the directors of the Company in accordance with the applicable provisions of the Maryland Law, (i) determined that the Merger is advisable and in the best interests of the Company and its stockholders, and (ii) adopted this Agreement in accordance with the provisions of the Maryland Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and recommended that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger and (b) this Agreement has been adopted and the Merger has been approved by all of the holders of outstanding capital stock of the Company entitled to vote on this Agreement in accordance with the applicable provisions of the Maryland Law. No other corporate act or proceeding on the part of the Company or its stockholders is necessary to authorize the Merger, this Agreement or the consummation of the transactions contemplated by this Agreement. None of the Stockholders has any right to demand and receive fair value for his shares of capital stock of the Company under the Maryland Law. This Agreement has been duly and validly executed and delivered by the Company and the Stockholders and constitutes a valid and binding obligation of the Company and the Stockholders, enforceable against each of the Company and the Stockholders in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditor's rights generally and (ii) as limited by general principles of equity and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware Law and the Articles of Merger as required by the Maryland Law, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby and thereby, will (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Company or the charter, by-laws or other organizational document of any Subsidiary (as defined below), (b) require on the part of the Company or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) except as set forth in Section 2.4(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have nor reasonably be expected to have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not have nor reasonably be expected to have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets. For purposes of this Agreement: "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, and (iv) liens for Taxes, assessments, or similar charges that are not yet due and payable or are being contested in good faith, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and "Ordinary Course of Business" means the ordinary course of the Company's business, consistent with past custom and practice (including with respect to frequency and amount).

         2.5      Subsidiaries and Predecessors.

                  (a)      Section 2.5 of the Disclosure Schedule sets forth:
(i) the name of each corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing fifty percent (50%) or more of the capital stock thereof or other equity interests therein (individually, a "Subsidiary" and, collectively, the "Subsidiaries"); (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation.

                  (b) Each Subsidiary is a corporation duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and held of record and owned beneficially by the Company. All shares of each Subsidiary are held or owned by the Company free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

                  (c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

                  (d) On Campus Marketing, Inc., a Georgia corporation, was dissolved in accordance with Georgia law on July 23, 1995, and neither the Company nor any Subsidiary has any liability or obligation arising out of or relating to such dissolution or the prior existence of such corporation. Residence Hall Linens, Inc., a Maryland corporation, was merged into the Company in accordance with Maryland Law on December 31, 1999. Campus Fund Raisers, Inc., a New Jersey corporation, was merged into the Company in accordance with the laws of the state of New Jersey and Maryland Law on April 10, 2000. Collegiate Carpets, Inc., a Maryland corporation, was acquired by the Company in accordance with Maryland Law on December 31, 1999.

         2.6 Financial Statements. Set forth in Section 2.6 of the Disclosure Schedule are true and correct copies of (a) the audited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows of the Company as of and for the fiscal year ending December 31, 2000 and
(b) the unaudited consolidated balance sheet (the "Most Recent Balance Sheet") and statements of income, changes in stockholders' equity and cash flows as of and for the three months ended as of March 31, 2001 (the "Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries; provided, however, that the Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

         2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) except as set forth in Section 2.7(a) of the Disclosure Schedule, there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) except as set forth in Section 2.7(b) of the Disclosure Schedule, neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

         2.8 Undisclosed Liabilities. None of the Company and its Subsidiaries has any liabilities (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period, (c) contractual and other liabilities incurred in the Ordinary Course of Business to be performed within one year after the Closing, which have an aggregate value of less than $50,000 and which are not required by GAAP to be reflected on a balance sheet, (d) liabilities the incurrence of which is remote (as the term "remote" is defined in Statement of Financial Accounting Standards No. 5, Accounting for Contingencies), (e) liabilities which are of the nature described in the representations and warranties contained in the other sections of this Article II and (f) liabilities set forth in Section 2.8(e) of the Disclosure Schedule.

         2.9      Tax Matters.

                  (a) For purposes of this Agreement, the following terms shall have the following meanings:

                           (i)      "Tax" or "Taxes" means all taxes, charges,
fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

                           (ii)     "Tax Returns" means all reports, returns,
declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes and any amendment thereof.

                           (iii)    "Affiliated Group" means a group of
corporations with which the Company or any Subsidiary has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

                           (iv)     "Affiliated Group Tax Return" means any Tax
Return in which the Company or any Subsidiary has joined (or is required to join) with any other corporation.

                           (v)      "Affiliated Period" means any taxable period
for which an Affiliated Group Tax Return was or is required to have been or be filed.

                  (b) The Company and the Subsidiaries have filed on a timely basis all Tax Returns (including Affiliated Group Tax Returns) that are required to have been filed with respect to any of them, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor any Subsidiary has joined or is required to have joined in any Affiliated Group Tax Return in which any corporation other than the Company and the Subsidiaries are or were members with respect to any Affiliated Period. The Company and the Subsidiaries have paid on a timely basis all Taxes that were due and payable and each member of an Affiliated Group has paid all Taxes that were due and payable with respect to all Affiliated Periods. The unpaid Taxes of the Company and the Subsidiaries for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer other than the Company, the Subsidiaries and predecessors identified in Section 2.5(d). All Taxes that the Company or any Subsidiary is or was required by law to have withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

                  (c) The Company has delivered to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary requested in writing by the Buyer. The Company has delivered or made available to the Buyer complete and accurate copies of all other Tax Returns of the Company and the Subsidiaries, together with all related examination reports and statements of deficiency for all periods requested in writing by the Buyer. The Company has delivered or made available to Buyer complete and accurate copies of all other Tax Returns of the Company and the Subsidiaries, together with all related examination reports and statements of deficiency for all periods requested in writing by the Buyer and complete and accurate copies of the portion of all other Tax Returns, examination reports and statements of deficiency assessed against or agreed to with respect to any member of an Affiliated Group relating to the activities of the Company or a Subsidiary for all Affiliated Periods requested in writing by the Buyer. To the knowledge of the Company, no examination or audit of any Tax Return of the Company or any Subsidiary or Affiliated Group Tax Return by any Governmental Entity is currently in progress or threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction that such jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed which was not thereafter filed. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which has continuing effect.

                  (d) Neither the Company nor any Subsidiary: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or the Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that would be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Section 280G(b)(4) of the Code) in connection with the Merger and transactions contemplated hereunder; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries and the predecessors identified in Section 2.5(d) of this Agreement) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation
Section 1.337(d)-2(b); or (vi) is a party to, bound by, or obligated under any Tax allocation, Tax sharing or Tax indemnity agreement (other than this Agreement).

                  (e)      None of the assets of the Company or any Subsidiary:
(i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

                  (f) There are no adjustments under Section 481 of the Code (or any similar adjustments or any provision of the Code or the corresponding federal, state or local Tax laws) that are required to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date (other than any change that may be required pursuant to Section 381(c)(4) of the Code and regulations thereunder as a result of the Merger).

                  (g) Except as set forth in Section 2.9(g) of the Disclosure Schedule, at all times since its incorporation, for federal income tax purposes, each of the Company and any entity acquired, by merger or otherwise, by the Company has validly been treated as an "S corporation" within the meaning of Section 1361(a) of the Code and has validly been treated in a similar manner for purposes of the income tax laws of all states in which it would have been subject to income taxation (but for such status). Except as set forth in Section 2.9(g) of the Disclosure Schedule, at all times since its incorporation or acquisition by the Company, for federal income tax purposes, each Subsidiary has validly been treated as a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3) of the Code and has validly been treated in a similar manner for purposes of the income tax laws of all states in which it would have been subject to income taxation (but for such status). Except as set forth in Section 2.9(g) of the Disclosure Schedule, neither the Company, nor any Subsidiary, nor any entity acquired, by merger or otherwise, by the Company or any Subsidiary has any "net unrealized built-in gain" within the meaning of Section 1374(d) of the Code that would give rise to taxation pursuant to Section 1374 of the Code (or comparable provisions of state law) if all of the assets of the Company and the Subsidiaries were disposed of as of the end of the day immediately preceding the Closing Date at their respective fair market values.

                  (h) Neither the Company nor any Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

                  (i) To the knowledge of the Company, there are no proposed or actual assessments, audits, examinations or disputes as to Taxes of any nature relating to the Company or any Subsidiary that have not been finally resolved with all amounts due with respect thereto fully paid.

                  (j) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.

                  (k) None of the Stockholders holds any Common Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which the Company has not been advised that a valid election under Section 83(b) of the Code has not been made.

                  (l) There is no limitation on the utilization by either the Company or any Subsidiary of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of state law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

                  (m) Neither the Company nor any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

                  (n) Neither the Company nor any Subsidiary is a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

                  (o) Neither the Company nor any Subsidiary has incurred (or been allocated) an "overall foreign loss" as defined in Section 904(f)(2) of the Code that has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

         2.10 Assets. Each of the Company and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as set forth in Section
2.10 of the Disclosure Schedule, no asset of the Company or any Subsidiary (tangible or intangible) is subject to any Security Interest. All of the tangible assets of the Company and the Subsidiaries are located at the facilities of the Company in Bethesda, Maryland, Chambersberg, Pennsylvania, Trenton, New Jersey and Dalton, Georgia.

         2.11 Owned Real Property. Neither the Company nor any Subsidiary owns any real property.

         2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all real property leased or subleased to or by the Company or any Subsidiary and lists the base term of such lease and the base rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the leases and subleases (each as amended to date) listed in

Section 2.12 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.12 of the Disclosure Schedule: (a) each such lease or sublease with an Affiliate of the Company and, to the Company's knowledge, each other lease or sublease is legal, valid, binding, enforceable and in full force and effect; (b) except as set forth in Section 2.12(b) of the Disclosure Schedule, each such lease or sublease with an Affiliate of the Company and, to the Company's knowledge, each other lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; (c) except as set forth in Section 2.12(c) of the Disclosure Schedule, neither the Company nor any Stockholder nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company, any Stockholder or any Subsidiary or, to the knowledge of the Company, any other party under such lease or sublease; (d) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and (e) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto.

         2.13     Intellectual Property.

                  (a) Each of the Company and the Subsidiaries owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products developed, manufactured, marketed, sold or licensed, and to provide the services provided, by the Company or a Subsidiary to other parties (together, the "Customer Deliverables") or (ii) to operate the internal systems, including, without limitation, computer hardware systems, software applications and embedded systems (the "Internal Systems"), of the Company and the Subsidiaries that are material to the business or operations of the Company and the Subsidiaries (the Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "Company Intellectual Property"). Each of the Company and the Subsidiaries has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information that it owns or uses. Except as set forth in
Section 2.13(a)(i) of the Disclosure Schedule, each item of Company Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. To the knowledge of the Company, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by (and not licensed to) the Company or any Subsidiary (except pursuant to agreements or licenses specified in Section 2.13(c) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property that is owned by (and not licensed to) the Company or any Subsidiary. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2.13(a)(ii) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company or any Subsidiary.

                  (b) None of the Customer Deliverables (other than third party materials incorporated in or bundled with the Customer Deliverables), or the marketing, distribution, provision, use or, to the Company's knowledge, the development thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the Company's knowledge, none of the third party materials incorporated in or bundled with the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the Company's knowledge, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.
Section 2.13(b) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company or any Subsidiary relating to any such complaint, claim, notice or threat. The Company has provided to Buyer complete and accurate copies of all written documentation in the possession of the Company or any Subsidiary relating to claims or disputes known to the Company concerning any Company Intellectual Property.

                  (c) Section 2.13(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company or a Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any Customer Deliverable or Company Intellectual Property. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby do not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any such license or other agreement.

                  (d) Section 2.13(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company or a Subsidiary, and the license or agreement pursuant to which the Company or a Subsidiary uses it (excluding off-the-shelf software programs licensed by the Company or a Subsidiary pursuant to "shrink wrap" licenses or other widely used commercially available software that is not material to the business of the Company and its Subsidiaries).

                  (e) Neither the Company nor any Subsidiary has disclosed the source code for any of the software owned by the Company or a Subsidiary (the "Software") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Section 2.13(e) of the Disclosure Schedule, and the Company and each Subsidiary has taken reasonable measures to prevent disclosure of such source code.

                  (f) All of the copyrightable materials (including Software) (other than third party materials) incorporated in or bundled with the Customer Deliverables have been created by employees of the Company or a Subsidiary within the scope of their employment by the Company or a Subsidiary or by independent contractors of the Company or a Subsidiary who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary. The Company or a Subsidiary has the right to distribute all third party copyrighted materials incorporated in or bundled with the Customer Deliverables. No portion of such copyrightable materials was jointly developed with any third party.

                  (g) To the knowledge of the Company, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

                  (h) Section 2.13(h) of the Disclosure Schedule sets forth the Company's Internet privacy policy.

         2.14     Inventory.

                  (a) Section 2.14 of the Disclosure Schedule lists all inventory of the Company and the Subsidiaries as of June 5, 2001. All inventory of the Company and the Subsidiaries, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. All inventories not written-off have been priced at the lower of cost or market value on a first-in, first-out basis.

                  (b) The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company and the Subsidiaries (it being understood that for purposes of this Section 2.14(b), any inventory of the Company with a value as of the date hereof in excess of $150,000 not sold within one year after the Closing Date shall be deemed to be excessive).

         2.15     Contracts.

                  (a) Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

                           (i)      any agreement (or group of related
agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum or having a remaining term longer than twelve (12) months;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) involves the payment to or by the Company or any Subsidiary in excess of $50,000, (C) to which any college, university, educational institution or organization affiliated therewith is a party, or (D) in which the Company had granted "most favored nation" pricing or other provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                  (iii) any agreement establishing a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money, under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) capitalized lease obligations or under which it has imposed (or may impose) a Security Interest on any of the Company's or any Subsidiary's assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) any employment agreement or consulting agreement;

                  (vii) any agreement involving any officer, director or stockholder of the Company or any affiliate (an "Affiliate"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), thereof;

                  (viii) any agreement (or group of related agreements) under which any Affiliate has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money of the Company or any Subsidiary, under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) capitalized lease obligations of the Company or any Subsidiary or under which any Affiliate has imposed (or may impose) a Security Interest on any of the Company's or any Subsidiary's assets, tangible or intangible;

                  (ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

                  (x) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party thereto other than with respect to a misrepresentation or breach of warranty or breach of a covenant contained therein (provided such representation, warranty or covenant does not relate to intellectual property matters); and

                  (xi) any other agreement (or group of related agreements) either involving the payment to or by the Company or any Subsidiary in excess of $50,000 or not entered into in the Ordinary Course of Business.

         (b) Section 2.15 of the Disclosure Schedule also sets forth a list of each agreement to which the Company or any predecessor has been a party in the past three (3) years pursuant to which (i) the Company acquired any corporation, limited liability company or other entity (whether by purchase of all or substantially all of the assets, purchase of stock, merger, consolidation or otherwise) or (ii) the Company disposed of any assets not in the Ordinary Course of Business (whether by sale of all or substantially all of the assets, sale of stock, merger, consolidation or otherwise). Each such agreement, and the transactions contemplated thereby, were duly authorized by the parties thereto and the stockholders thereof, including without limitation, the Agreement and Plan of Merger, dated as of April 10, 2000, among the Company, Campus Fundraisers, Inc. and each of their respective stockholders.

         (c) The Company has delivered to the Buyer a complete and accurate copy of each agreement (as amended to date) listed in Sections 2.13 and 2.15 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) except as set forth in Section 2.15(c)(ii) of the Disclosure Schedule, to the Company's knowledge, the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) except as set forth in Section 2.15(c)(iii) of the Disclosure Schedule, neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in material breach or violation of, or default under, any such agreement, and to the knowledge of the Company, no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or any Subsidiary or any other party under such contract.

         (d) Section 2.15(d) of the Disclosure Schedule lists each agreement to which the Company or a Subsidiary is a party relating to the sale of linens and the rate of commission to be paid by the Company thereunder.

     2.16 Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 120 days after the date on which it first became due and payable). All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 120 days after the date on which it first became due and payable).

     2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

     2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid and neither the Company nor any Subsidiary is liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.

     2.19 Litigation. Except as set forth in Section 2.19 of the Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or, to the Company's knowledge, investigation, before any Governmental Entity or before any arbitrator (a "Legal Proceeding") which is pending or, to the Company's knowledge, has been threatened against the Company or any Subsidiary.

     2.20 Warranties. No product or service developed, manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) as set forth in the agreements listed in Section 2.15 of the Disclosure Schedule and (ii) manufacturers' warranties for which neither the Company nor any Subsidiary has any liability. Section 2.20 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company does not know of any reason why such expenses as a percentage of sales should significantly increase during the twelve months following the Closing.

     2.21 Employees.

         (a) Section 2.21(a)(i) of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary as of the date of this Agreement, along with the position and the bi-weekly rate of compensation of each such person. Each such employee has entered into a non-disclosure and confidentiality agreement with the Company or a Subsidiary, a copy of which has previously been delivered to the Buyer. Section 2.21(a)(ii) of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are a party to a non-competition agreement with the Company or any Subsidiary; copies of such agreements have previously been delivered to the Buyer. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.

         (b) Section 2.21(b) of the Disclosure Schedule sets forth a list of all employees of the Company and each Subsidiary who hold a temporary work authorization, including without limitation H-1B, F-1 or J-1 visas or work authorizations (the "Work Permits"), setting forth the name of the employees, the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company provided to the Department of Labor and the Immigration and Naturalization Service (the "INS") in the application for such Work Permit was true and complete in all material respects at the time of filing and as of the date hereof, and the Company and each Subsidiary complied in all material respects with all applicable laws and regulations, including without limitation the laws and regulations of the Department of Labor and the INS with respect to obtaining the Work Permits. The Company and each Subsidiary has received the appropriate notice of approval from the INS with respect to each such Work Permit. Neither the Company nor any Subsidiary has received any notice from the INS or any other governmental authority that any Work Permit has been revoked. There is no action pending or, to the knowledge of the Company, threatened, to revoke or adversely modify the terms of any of the Work Permits.

         (c) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary. No employee or former employee of the Company or any Subsidiary has commenced, or, to the knowledge of the Company, threatened to commence, (i) a Legal Proceeding against the Company or any Subsidiary or (ii) a claim alleging harassment or discrimination under applicable state or federal laws or regulations by the Company or any Subsidiary or any Stockholder or employee of the Company or any Subsidiary.

         (d) No key employee, and no former key employee set forth in Section 2.21(d) of the Disclosure Schedule, has been or is currently a consultant to, an investor in or employed by, and, to the knowledge of the Company, has no intention to seek employment with, any competitor of the Company.

     2.22 Employee Benefits.

         (a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company or any Subsidiary. Complete and accurate copies of all Employee Benefit Plans have been delivered to the Buyer. Except as set forth in Section 2.22(a)(i) of the Disclosure Schedule, neither the Company nor any Subsidiary has any monetary liability under any Employee Benefit Plan, except for those set forth on the Most Recent Balance Sheet or those that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business. For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

         (b) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and, except as set forth in Section 2.22(b) of the Disclosure Schedule, no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and, except to the extent an amendment of such plan is required to comply with the "GUST" rules, no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each

Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

         (c) Except as set forth in Section 2.22(c) of the Disclosure Schedule, there are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

         (d) Except as set forth in Section 2.22(d) of the Disclosure Schedule, each Employee Benefit Plan is amendable and terminable unilaterally by the Company or any Subsidiary at any time without liability to the Company or any Subsidiary as a result thereof and no Employee Benefit Plan, or related plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any Subsidiary from amending or terminating any such Employee Benefit Plan.

         (e) Section 2.22(e) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, consultant, director, officer or other employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such consultant, director, officer or employee; and (ii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. As of the Closing, there exists no agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under
Section 280G of the Code (without regard to Section 280G(b)(4) of the Code) in connection with the Merger and the transactions contemplated hereunder.

         (f) Section 2.22(f) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time-off and the amount of such liabilities as of January 1, 2001.

         (g) Except as set forth in Section 2.22(g) of the Disclosure Schedule, the termination of the Campus Fund Raisers, Inc. Pension Plan and Trust (the "Pension Plan") has been completed in compliance with all applicable provisions of ERISA and the Code. Except as set forth in Section 2.22(g) of the Disclosure Schedule, no act or omission has occurred and no condition exists which could result in any liability to the Company or any Subsidiary for benefits accrued under the Pension Plan or any liability arising out of or relating to the operation, maintenance or termination of the Pension Plan.

         (h) The Company has taken all actions necessary to terminate the Company's 401(k) plan (the "401(k) Plan") one day prior to the Closing. The Company's Board of Directors has adopted resolutions that all contributions to the 401(k) Plan shall cease, and that the 401(k) Plan shall terminate as of one day prior to the Closing Date. Such resolutions provide (to the extent required under Section 411 of the Code) that all participants shall be fully vested in their account balances under the 401(k) Plan. Such resolutions also authorize distributions of 401(k) Plan balances to participants (to the extent permitted under Section 401(k)(10) of the Code) as soon as practicable following the Closing Date and if so determined by the Buyer, following the Company's receipt from the Internal Revenue Service of a favorable determination letter regarding the tax-qualified status of the 401(k) Plan following its termination.

         (i) The Company and each Subsidiary has complied in all material respects, in the administration and operation of each Employee Benefit Plan, with the terms of any such plans and the requirements of applicable law (including without limitation ERISA and the Code and the regulations thereunder).

     2.23 Environmental Matters. Except as set forth in Section 2.23 of the Disclosure Schedule, each of the Company and the Subsidiaries has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law to which the Company or any Subsidiary is a party. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). Neither the Company nor any Subsidiary has any liability or remediation obligation under any federal, state or local law, rule or regulation or the common law relating to the clean-up of the environment.

     2.24 Legal Compliance. Each of the Company and the Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, including without limitation, each applicable law, rule and regulation relating to occupational safety and health, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     2.25 Customers and Suppliers. Section 2.25 of the Disclosure Schedule sets forth a list of (a) the largest ten (10) customers of the Company and the Subsidiaries during the fiscal year ending December 31, 2000 and the amount of revenues accounted for by each such customer during such period and (b) each supplier that is the supplier of 50% or more of any significant product to the Company or any Subsidiary. No such customer or supplier has advised the Company or any Subsidiary in writing within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company or any Subsidiary.

     2.26 Permits. Section 2.26 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company or any Subsidiary to conduct its business as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and, to the Company's knowledge, such listed Permits are the only Permits that are required for the Company or any Subsidiary to conduct its business as proposed by the Company prior to the Closing to be conducted. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened.

     2.27 Certain Business Relationships With Affiliates. No Affiliate of the Company or any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Subsidiary.
Section 2.27 of the Disclosure Schedule describes any transactions or relationships between the Company or a Subsidiary and any Affiliate thereof which have occurred or existed since January 1, 1998.

     2.28 FDA Matters. Each of the Company and the Subsidiaries is, and the products sold by each of the Company and the Subsidiaries are, in compliance with each applicable law (including rules and regulations thereunder), standard, guide or order administered or issued by the United States Food and Drug Administration or any other federal, state, local or foreign agency or other Governmental Entity having regulatory authority over the products of the Company and the Subsidiaries (a "Regulatory Agency"), including without limitation, the Federal Food, Drug, and Cosmetic Act and equivalent statutes, regulations and guidances. The

Company and its Subsidiaries have submitted all necessary reports and filings to each Regulatory Agency. The Company, its Subsidiaries and their respective agents (in their capacities as such agents) have registered with the each Regulatory Agency all facilities required to be registered and have listed all products required to be listed with each Regulatory Agency.

     2.29 Brokers' Fees. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.30 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records in all material respects of all actions taken at any meetings of the Company's or such Subsidiary's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary's and have been maintained in accordance with good business and bookkeeping practices.

     2.31 Disclosure. No representation or warranty by the Company contained in this Agreement or the Exhibits hereto, and no statement contained in the Disclosure Schedule or any certificate delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                         AND THE ACQUISITION SUBSIDIARY

     Each of the Buyer and the Acquisition Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Buyer to the Company on the date hereof and accepted in writing by the Company (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in numbered and lettered sections corresponding to the numbered and lettered section contained in this Article III, and the disclosure in a section of the Buyer Disclosure Schedule shall qualify (i) the corresponding section in this
Article III and (ii) each other section in this Article III to the extent it is clear from a reading of the disclosure that such disclosure is applicable to each such section, provided that the mere listing or identification of an agreement or document in such section of the Disclosure Schedule shall not qualify any other section in this Article III. For purposes of this Article III, the phrase "to the knowledge of the Buyer" or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Buyer, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry of appropriate employees and agents of the Buyer with respect to the matter in question.

     3.1 Organization, Qualification and Corporate Power. Each of the Buyer and the Acquisition Subsidiary is a corporation duly organized, validly existing and in corporate good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Buyer Material Adverse Effect (as defined below). The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws. Neither the Buyer nor the Acquisition Subsidiary are in default under or in violation of any provision of their Certificate of Incorporation or By-laws. For purposes of this Agreement, "Buyer Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Buyer and its subsidiaries, taken as a whole; provided, however, that in no event shall (A) a decrease in the market price for the Buyer Common Stock or the failure to meet or exceed Wall Street research analysts or the Buyer's internal earnings or other estimates or projections in and of itself constitute a Buyer Material Adverse Effect or (B) a material adverse effect that results from (x) changes affecting the Buyer's industry generally or (y) changes affecting the United States economy generally, constitute a Buyer Material Adverse Effect.

     3.2 Capitalization. The authorized capital stock of the Buyer consists of
(a) 150,000,000 shares of Buyer Common Stock, of which 44,794,261 shares were issued and outstanding as of the close of business on June 7, 2001, and no shares are held in the Buyer's treasury and (b) 5,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. The Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. The shares of Buyer Common Stock issued as Deferred Consideration and the Contingent Shares, if any, will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

     3.3 Authorization of Transaction. Each of the Buyer and the Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Buyer and the Acquisition Subsidiary of this Agreement and the consummation by the Buyer and the Acquisition Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Acquisition Subsidiary. Without limiting the generality of the foregoing, (a) the Board of Directors of the Acquisition Subsidiary, by unanimous written consent executed by all of the directors of the Acquisition Subsidiary in accordance with the applicable provisions of the Delaware Law, (i) determined that the Merger is advisable and in the best interests of the Acquisition Subsidiary and its stockholder, and
(ii) adopted this Agreement in accordance with the provisions of the Delaware Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholder of the Acquisition Subsidiary for its adoption and approval and recommended that the stockholder of the Acquisition Subsidiary vote in favor of the adoption of this Agreement and the approval of the Merger and (b) this Agreement has been adopted and the Merger has been approved by all of the holders of outstanding capital stock of the Acquisition Subsidiary entitled to vote on this Agreement in accordance with the applicable provisions of the Delaware Law. The Board of Directors of the Buyer has unanimously approved the Merger and this Agreement. No other corporate act or proceeding on the part of the Buyer or the Acquisition Subsidiary or their respective stockholders is necessary to authorize the Merger, this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and the Acquisition Subsidiary and constitutes a valid and binding obligation of the Buyer and the Acquisition Subsidiary, enforceable against them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditor's rights generally and (ii) as limited by general principles of equity and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     3.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificate of Merger as required by the Delaware Law and the Articles of Merger as required by the Maryland Law, neither the execution and delivery by the Buyer or the Acquisition Subsidiary of this Agreement, nor the consummation by the Buyer or the Acquisition Subsidiary of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the charter or by-laws of the Buyer or the Acquisition Subsidiary, (b) require on the part of the Buyer or the Acquisition Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Acquisition Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for
(i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Acquisition Subsidiary or any of their properties or assets, or (e) result in the imposition of any Security Interest upon any of the Merger Consideration (including, without limitation, any of the Escrow Shares).

     3.5 Reports and Financial Statements. The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission, and (b) all other reports filed by Buyer under Section 13 or subsections (a) or (c) of
Section 14 of the Exchange Act with the Securities and Exchange Commission ("SEC") between December 31, 2000 and the date of this Agreement (such reports are collectively referred to herein as the "Buyer Reports"). The Buyer Reports constitute all of the documents required to be filed by Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from December 31, 2000 through the date of this Agreement. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange
Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

     3.6 Absence of Material Adverse Change. Except as disclosed in the Buyer Reports, since December 31, 2000, there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect.

     3.7 Litigation. Except as disclosed in the Buyer Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer's knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     3.8 Interim Operations of Acquisition Subsidiary. The Acquisition Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

     3.9 Brokers' Fees. Neither the Buyer nor the Acquisition Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.10 Tax Matters.

         (a) Except as set forth in Section 3.10 of the Buyer Disclosure Schedule, neither the Buyer nor any person under its control (a "Buyer Party") has a present plan or intention (i) to cause the Surviving Corporation or any permitted transferee therefrom to sell or dispose of any of the assets or properties of the Company acquired in the Merger except for dispositions in the ordinary course of business or transfers permitted by Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(k)(1), (ii) to liquidate the Surviving Corporation, (iii) to merge the Surviving Corporation with or into another corporation or corporations, (iv) to sell or otherwise dispose of the stock of the Surviving Corporation except for transfers of stock to a corporation "controlled" (within the meaning of section 368 of the Code) by Buyer as permitted by Section 368(a)(2)(C), or (v) to cause the Surviving Corporation to issue additional shares of stock that would result in the Buyer losing "control" (within the meaning of Section 368 of the Code) of the Surviving Corporation.

         (b) The Buyer presently intends to cause the Surviving Corporation to continue a historic business of the Company or use a significant portion of the Company's historic business assets in a business within the meaning of Treasury Regulation
Section 1.368-1(d).

         (c) The Buyer presently does not have a plan or intention to reacquire any of the Buyer Common Stock issued in the Merger, and no person related to the Buyer within the meaning of Treasury Regulation Section 1.368-1(e)(3), and no person acting as an intermediary for the Buyer or such a related person has a plan or intention to acquire any of the Buyer Common Stock issued in the Merger.

         (d) Immediately prior to the Merger, the Buyer will own all of the outstanding stock of the Acquisition Subsidiary.

         (e) Neither the Buyer nor any Buyer Party has taken any action that would cause the Merger to fail to so qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is not independently aware of any circumstances which would cause the Merger to fail to so qualify.

     3.11 Disclosure. No representation or warranty by the Buyer contained in this Agreement or the Exhibits hereto, and no statement contained in any certificate delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV
                                    COVENANTS

     4.1 Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

     4.2 Governmental and Third-Party Notices and Consents.

         (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

         (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are listed in Schedule 5.1(a) attached hereto.

     4.3 Stockholder Approval.

         (a) This Agreement shall be submitted to the stockholders of the Company whether or not the Board of Directors of the Company determines at any time subsequent to declaring its advisability that the Agreement is no longer advisable and recommends that the stockholders reject it.

         (b) Each of the Stockholders agrees (i) to vote all Common Shares that are beneficially owned by him in favor of the adoption of this Agreement and the approval of the Merger, (ii) not to vote any Common Shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company, (iii) not to rescind any action, vote or consent of the Stockholders taken prior to the date of this Agreement, including without limitation, approval of this Agreement and the Merger, and (iv) otherwise to use his Reasonable Best Efforts to consummate the transactions contemplated by this Agreement.

     4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not (and shall cause each Subsidiary not to), without the written consent of the
Buyer:

         (a) issue or sell, or redeem or repurchase, any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or other securities, or amend any of the terms of (including without limitation the vesting of) any such convertible securities;

         (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

         (c) create, incur or assume any indebtedness for borrowed money; create, incur or assume any obligations in respect of capital leases; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

         (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.22 of this Agreement or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.22 of the Disclosure Schedule);

         (e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

         (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

         (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

         (h) amend its charter, by-laws or other organizational documents;

         (i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

         (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

         (k) make or commit to make any capital expenditure in excess of $25,000 per item or $50,000 in the aggregate;

         (l) institute or settle any Legal Proceeding;

         (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

         (n) agree in writing or otherwise to take any of the foregoing actions.

     4.5 Access to Information.

         (a) The Company shall (and shall cause each Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary. The Buyer shall (and shall cause each of its subsidiaries to) permit representatives of the Company to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Buyer and its subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Buyer and each of its subsidiaries.

         (b) Within fifteen (15) days after the end of each month ending after the date hereof and until the Closing, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

     4.6 Exclusivity.

         (a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company or any Subsidiary, (ii) furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

         (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

     4.7 Tax Matters.

         (a) The Parties agree to report the Merger on their respective federal income Tax Returns as a reorganization (within the meaning of Section 368(a) of the Code) and will not take any position inconsistent therewith in any Tax Return, refund claim, litigation or otherwise unless required to do so by any governmental authority.

         (b) The Parties agree that if the Buyer does not receive either the notices or certifications described in Section 5.1(f) on or before the Closing Date, the Buyer shall be permitted to withhold from the Merger Consideration any required withholding tax under Section 1445 of the Code.

         (c) The Buyer agrees that it will not cause or permit the Surviving Corporation, until the first anniversary of the Closing Date, to effect any of the following transactions:

                  (i) except as set forth in Section 3.10 of the Buyer Disclosure Schedule, a transaction in which the Surviving Corporation or any permitted transferee therefrom sells or disposes of any of the assets or properties of the Company acquired in the Merger except for dispositions in the ordinary course of business or transfers permitted by Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(k)(1);

                  (ii) a liquidation of the Surviving Corporation;

                  (iii) a merger of the Surviving Corporation with or into another corporation or corporations;

                  (iv) a sale or other disposition of the stock of the Surviving Corporation except for transfers permitted by Section 368(a)(2)(C); or

                  (v) a transaction in which the Surviving Corporation issues additional shares of its stock that would result in the Buyer losing "control" (within the meaning of Section 368 of the Code) of the Surviving Corporation.

         (d) Within the times and in the manner prescribed by law, the Indemnification Representative (the "Stockholders' Tax Representative") shall properly and accurately prepare (or cause to be prepared) and file, at their own expense, all income Tax Returns of the Company and the Subsidiaries (the "Acquired Corporations") for any taxable year beginning before the Closing Date and ending on or before the Closing Date (each a "Pre-Closing Return" and collectively the "Pre-Closing Returns"). The Pre-Closing Returns shall be prepared in a manner consistent with prior practice of the relevant Acquired Corporation, provided that the Pre-Closing Returns shall in all events be prepared in accordance with applicable law. No later than 15 days prior to filing any Pre-Closing Return that is to be filed after the Closing Date (or, if the Pre-Closing Return is due prior to such time, prior to filing and as soon as possible following the Closing Date), the Stockholders' Tax Representative shall provide Buyer a copy of such Pre-Closing Return and Buyer shall be given an opportunity to review and comment on such Pre-Closing Return. Buyer shall provide the Stockholders' Tax Representative with such authorization as may be required in order to permit Pre-Closing Returns described in this Section 4.7(d) to be properly filed on behalf of the Acquired Corporations.

         (e) Within the times and in the manner prescribed by law, the Buyer shall properly and accurately prepare (or cause to be prepared) all Tax Returns ("Straddle Returns") of or with respect to the Acquired Corporations for taxable periods beginning before and ending after the Closing Date (a "Straddle Period"). The Straddle Returns shall be prepared in a manner consistent with prior practice of the relevant Acquired Corporation, provided that the Straddle Returns shall in all events be prepared in accordance with applicable law. No later than 15 days prior to filing any Straddle Return, Buyer shall provide the Shareholder's Tax Representative with a copy of such Straddle Return for review and comment on such Straddle Return.

         (f) The Buyer shall prepare all other Tax Returns with respect to the Acquired Corporations.

         (g) Notwithstanding anything to the contrary in this Agreement, the Company may pay on or before the Closing Date any Tax incurred by any of the Acquired Corporations in the ordinary course of business, to the extent that payment of such Tax is consistent with the historic practice of the Acquired Corporations. Taxes reported on a Pre-Closing Return or a Straddle Period Return that are payable after the Closing Date shall be paid by Buyer on behalf of the Company, provided that, to the extent required under Section 6.1 of this Agreement, the Stockholders shall reimburse to Buyer within fifteen (15) days after the date on which Taxes of the Company are paid after the Closing Date with respect to a Pre-Closing Return or, in the case of a Straddle Period Return, the portion of the Straddle Period ending at the close of business on the Closing Date (the "Pre-Closing Straddle Period").

         (h) For purposes of this Section, for any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which are attributable to the Pre-Closing Straddle Period shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, to the extent feasible be determined on a specific identification basis, according to the event or transaction giving rise to the Tax, and otherwise shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the relevant Acquired Corporation.

         (i) No Party may amend a Tax Return filed by either Party with respect to the Acquired Corporations for a taxable period beginning before the Closing Date without the consent of the other Parties, not to be unreasonably withheld.

         (j) If there is a disagreement among the parties as to the computations of Tax liabilities to be shown in Tax Returns or a disagreement otherwise affecting payments required to be made among the parties pursuant to or under this Agreement relating to Taxes, the parties shall attempt to resolve their differences. If they cannot reach complete agreement within fifteen (15) days, each party shall select a Tax expert from their outside accounting firm or law firm knowledgeable in the area of the dispute, and such experts shall attempt to resolve the differences. Each party shall be responsible for the costs and fees of its expert. If the experts are unable to reach an agreement, the matter shall be treated as a Dispute subject to the resolution procedures of Section 6.2(d).

         (k) Except as provided in this Section 4.7, Article VI shall govern the manner in which Tax audit or administrative or judicial proceedings are resolved.

         (l) The Stockholders and the Buyer shall cooperate as and to the extent reasonably requested by any other party hereto, in connection with (i) the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes, and (ii) complying with Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder. Such cooperation shall include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

         (m) The Stockholders' Tax Representative and the Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Corporations relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and (ii) to give any other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer or the Stockholders' Tax Representative, as the case may be, shall allow the other party to take possession of such books and records.

         (n) In the case of any claim for indemnity under this Agreement based on Taxes determined to be payable by the Acquired Corporations or a successor thereto, the indemnity obligations under this Agreement shall be considered to be a purchase price adjustment.

         (o) Prior to the Closing, the Company, on the one hand, and the Buyer and the Acquisition Subsidiary, on the other hand, shall deliver to Shaw Pittman (or such other counsel as the Company shall designate) standard and customary representation letters in support of the tax opinions described in Sections 5.1(l) and 5.2(g) of this Agreement.

     4.8 Employee Matters.

         (a) Effective as of the Closing, the Buyer shall cause the Surviving Corporation to continue the employment of each employee of the Company (terminable at the will of the Surviving Corporation). The employees of the Company who are offered continued employment by the Surviving Corporation shall be entitled to participate in the generally available employee benefit plans and programs of the Buyer, to the extent his/her position, salary and other qualifications makes him/her eligible to participate, and shall be given service credit for the purposes of such plans and policies for the length of time and position in which such employee was employed by the Company.

         (b) To the extent permitted by Buyer's 401(k) plan, Buyer shall (i) cause a tax-qualified defined contribution plan maintained by Buyer or a subsidiary of Buyer (the "Buyer 401(k) Plan") to accept rollovers (including direct rollovers) from the 401(k) Plan in respect of distributions made on account of the transactions contemplated by this Agreement and (ii) allow loan balances of participants who have borrowed from the 401(k) Plan, if any, to be rolled over without requiring that the participant first repay the loan. In the event that the Buyer 401(k) Plan does not permit such loans, the Buyer shall use commercially reasonable efforts to amend such plan to permit rollovers of such loans in a direct transfer from the 401(k) Plan.

         (c) Not later than twenty (20) days after the Closing Date, the Buyer shall issue to the employees of the Company designated in writing by the Company to the Buyer prior to the Closing Date who continue in the employment of the Company after the Effective Time options to acquire in the aggregate 133,334 shares of Buyer Common Stock at the exercise price equal to the last reported sale price per share of the Buyer Common Stock on Nasdaq on the trading day immediately preceding the date of grant of such options pursuant to the Buyer's 1998 Stock Incentive Plan, which options shall vest with respect to fifty percent (50%) of the shares covered thereby on the date which is six (6) months after the Closing Date and with respect to the remaining shares covered thereby on the first anniversary of the Closing Date.

     4.9 Expenses. Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that all costs and expenses incurred by the Company in connection with the transactions contemplated herein, including without limitation, the broker, accounting and legal fees and expenses of the Company and the Stockholders, shall be borne by the Stockholders. Notwithstanding the foregoing, the Buyer shall bear all accounting costs and expenses incurred after the Closing in connection with the preparation of the financial statements required to be included in the Current Report on Form 8-K to be filed by the Buyer relating to the Merger.

     4.10 Actions by the Stockholders. The Stockholders shall cause the Company to fulfill all of its obligations under this Agreement. Each of the Stockholders agrees not to sell, assign, transfer or otherwise dispose of any of the Merger Consideration other than in accordance with (i) applicable federal and state securities laws or an exemption therefrom and (ii) the Lock-Up Agreement between such Stockholder and the Buyer.

     4.11 Release by Stockholders. Each of the Stockholders hereby releases, holds harmless and forever discharges the Company and each Subsidiary, and each of their respective successors, assigns, agents, servants, employees, principals, administrators, shareholders, directors, officers, affiliates, subsidiaries and related companies of and from any and all actions, causes of action, claims, demands, costs, liabilities, losses, expenses and compensation, past, present and future, known or unknown, which such Stockholder ever had, now has or may have against the Company or a Subsidiary, other than (a) claims on account of or arising out of actions of the Company or a Subsidiary after the Closing Date, (b) claims relating to the unpaid salary and unused paid time off set forth in Section 4.11(b) of the Disclosure Schedule and (c) claims related to loans set forth in Section 4.11(c) of the Disclosure Schedule. Nothing contained in this Section 4.11 shall affect the rights of any of the Stockholders under this Agreement or any of the other agreements entered into between the Buyer and the Stockholders in connection herewith. This release is binding on each Stockholder's executors, heirs, assigns and personal representatives.

     4.12 Collegiate Carpets, Inc. The Buyer agrees that, prior to September 30, 2001, without the prior written consent of the Indemnification Representative, it will not (and will not cause or permit the Surviving Corporation or its indirect subsidiary Collegiate Carpets, Inc. to) (a) cause or permit Collegiate Carpets, Inc., a wholly owned subsidiary of the Company, to merge with or into another entity (other than the Surviving Corporation), or sell all or substantially all of its assets (other than to the Surviving Corporation and other than inventory in the ordinary course of business) and (b) sell any of the outstanding shares of capital stock of Collegiate Carpets, Inc.

     4.13 Tax Adjustment. In the event that (a) the Deferred Consideration has not yet been paid to the Stockholders in accordance with Section 1.5 hereof, the Contingent Consideration has not yet been paid to the Stockholders in accordance with Section 1.9 hereof, or any Escrow Shares are then held by the Escrow Agent pursuant to the terms of the Escrow Agreement, and (b) the Buyer enters into a definitive agreement for a Sale of the Buyer (as defined below) or the board of directors of the Buyer or its stockholders approve a liquidation of the Buyer, then, prior to or upon the consummation of such Sale of the Buyer, the Buyer's obligations to make payment of the Deferred Consideration and the Contingent Consideration, and the terms of the Escrow Agreement shall be modified, to the extent necessary, as reasonably determined by the Buyer in good faith (after consultation with Hale and Dorr LLP or other tax counsel mutually acceptable to the Buyer and the Indemnification Representative) so that it is more likely than not that the Deferred Consideration, Contingent Consideration and Escrow Shares will be treated as a continuing proprietary interest in Buyer for purposes of Treasury Regulation Section 1.368-1(e) to the same extent such Deferred Consideration, Contingent Consideration and Escrow Shares would have been so treated absent such Sale of the Buyer. Additionally, in the event that the Buyer is a party to a transaction pursuant to which a majority of the Buyer's then outstanding Common Stock would be converted into cash, securities or other property, and such transaction would itself permit deferral of taxable income to the then holders of Buyer Common Stock, the Buyer shall enter into the necessary contractual arrangements to assure or preserve the opportunity for the Stockholders to participate in such transaction or a similar transaction on an equivalent economic basis with respect to the portion of the Deferred Consideration and the Contingent Consideration otherwise payable in Buyer Common Stock and the Escrow Shares. For purposes of this Section 4.13, "Sale of the Buyer" means any liquidation of the Buyer, and any merger, consolidation or similar transaction involving the Buyer in which the Buyer is not the surviving or resulting corporation.


                                   ARTICLE V
                      CONDITIONS TO CONSUMMATION OF MERGER

     5.1 Conditions to Obligations of the Buyer and the Acquisition Subsidiary. The obligation of each of the Buyer and the Acquisition Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

         (a) the Company, the Subsidiaries and the Stockholders shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, listed in Schedule 5.1(a) attached hereto;

         (b) the representations and warranties of the Company set forth in
Section 2.1, Section 2.2 and Section 2.3 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

         (c) each of the Company and the Stockholders shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

         (d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

         (e) the number of outstanding Common Shares shall be 8,334,000, and all of the outstanding Common Shares shall be held by each of the Stockholders listed on the signature page hereto;

         (f) the Company shall have delivered to the Buyer either (i) notices from the Company, also delivered to the Internal Revenue Service, that the Common Shares are not a "U.S. real property interest" in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) certifications from the Stockholders that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code;

         (g) each of the Stockholders shall have executed and delivered to the Buyer an Investment Representation Letter in the form attached hereto as Exhibit B and the Buyer shall have no reason to believe that the statements set forth therein are not true and shall be reasonably satisfied that the issuance and sale of the Merger Consideration is exempt from the registration requirements of the Securities Act;

         (h) each of the Stockholders shall have executed and delivered to the Buyer a Lock-Up Agreement in the form attached hereto as Exhibit C;

         (i) each of the Stockholders shall have executed and delivered to the Buyer a Registration Rights Agreement in the form attached hereto as Exhibit D;

         (j) the Buyer shall have received from Shaw Pittman, counsel to the Company, an opinion in the form attached hereto as Exhibit E-1, and from Shulman, Rogers, Gandal, Pordy & Ecker, P.A., counsel to the Company, an opinion in the form attached hereto as Exhibit E-2, in each case, addressed to the Buyer and dated as of the Closing Date;

         (k) each Stockholder, director and officer of the Company and each Subsidiary shall have executed and delivered to the Buyer a resignation in the form attached hereto as Exhibit F;

         (l) the Stockholders shall have received an opinion from Shaw Pittman (or such other counsel as the Company shall designate), in a form reasonably satisfactory to the Stockholders, dated the Closing Date, to the effect that the Merger will more likely than not constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and which is supported by substantial authority; and

         (m) the Buyer shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company and the Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

     5.2 Conditions to Obligations of the Company and the Stockholders. The obligation of the Company and the Stockholders to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following conditions:

         (a) the representations and warranties of the Buyer and the Acquisition Subsidiary set forth in Section 3.1 and Section 3.3 and any representations and warranties of the Buyer and the Acquisition Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer and the Acquisition Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

         (b) each of the Buyer and the Acquisition Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

         (c) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

         (d) the Company shall have received from counsel to the Buyer and the Acquisition Subsidiary an opinion in the form attached hereto as Exhibit G, addressed to the Company and dated as of the Closing Date;

         (e) the Buyer shall have executed and delivered to each of the Stockholders a Lock-Up Agreement, in the form attached hereto as Exhibit C;

         (f) the Buyer shall have executed and delivered to each of the Stockholders a Registration Rights Agreement in the form attached hereto as Exhibit D;

         (g) the Stockholders shall have received an opinion from Shaw Pittman (or such other counsel as the Company shall designate), in a form reasonably satisfactory to the Stockholders, dated the Closing Date, to the effect that the Merger will more likely than not constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and which is supported by substantial authority; and

         (h) the Company shall have received such other certificates and instruments (including without limitation certificates of good standing of the Buyer and the Acquisition Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE VI
                                 INDEMNIFICATION

     6.1 Indemnification by the Stockholders. Each of the Stockholders shall jointly and severally indemnify the Buyer in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof, at any time prior to or after the Effective Time, resulting from, relating to or constituting:

         (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company or any Stockholder contained in this Agreement;

         (b) any failure of a Stockholder to have good, valid and marketable title to the issued and outstanding Common Shares issued in the name of such Stockholder, free and clear of all Security Interests;

         (c) any claim by a stockholder or former stockholder of the Company or a Subsidiary, or any other person or entity, seeking to assert, or based upon:
(i) ownership or rights to ownership of any shares of stock of the Company or a Subsidiary; (ii) any rights of a stockholder (other than the right to receive the Merger Consideration pursuant to this Agreement or rights to fair value under the applicable provisions of the Maryland Law), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the charter or bylaws of the Company or a Subsidiary; (iv) any claim that his or her shares were wrongfully repurchased by the Company; or (v) any Option;

         (d) any and all Taxes (other than sales Taxes) incurred by the Company, the Subsidiaries or the Surviving Corporation as a result of the transactions contemplated by this Agreement failing to qualify as a reorganization under
Section 368 of the Code, other than as a result of any misrepresentation or breach of warranty of the Buyer contained in Section 3.10 of this Agreement or any failure to perform any covenant or agreement of the Buyer contained in
Section 4.7(a) or Section 4.7(c) of this Agreement;

         (e) any and all Taxes (other than sales Taxes) required to be shown on a Pre-Closing Return or attributable to a Pre-Closing Straddle Period, except to the extent such Taxes were incurred as a result of any misrepresentation or breach of warranty of the Buyer contained in Section 3.10 of this Agreement or any failure to perform any covenant or agreement of the Buyer contained in
Section 4.7(a) or Section 4.7(c) of this Agreement;

         (f) subject to Section 6.4(b) of this Agreement, any and all sales Taxes due and payable by the Company, the Subsidiaries, the Surviving Corporation or the Stockholders for any taxable period that ends on or before the Closing Date and any and all sales Taxes attributable to the operations of the Company on or before the Closing Date;

         (g) the maintenance or termination of the Pension Plan; or

         (h) any costs and expenses (including accounting, financial advisor, legal or finder fees and expenses) incurred by the Company or the Stockholders in connection with this Agreement and the transactions contemplated hereby (other than accounting costs and expenses incurred after the Closing in connection with the preparation of the financial statements required to be included in the Current Report on Form 8-K to be filed by the Buyer relating to the Merger).

     6.2 Indemnification Claims.

         (a) A party entitled, or seeking to assert rights, to indemnification under this Article VI (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within twenty (20) business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability, a suit or proceeding involving Taxes (other than, at the election of Devin A. Schain, a suit or proceeding involving sales Taxes that is commenced prior to the second anniversary of the Closing Date) or a suit or proceeding in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

         (b) In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in subsection (c) below) in the amount of such Damages. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

         (c) Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer (A) such number of Escrow Shares as have an aggregate Value equal to forty-five percent (45%) of the Claimed Amount and (B) proceeds of the Escrow LC in an amount equal to fifty-five percent (55%) of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer
(A) such number of Escrow Shares as have an aggregate Value equal to forty-five percent (45%) of the Agreed Amount and (B) proceeds of the Escrow LC in an amount equal to fifty-five percent (55%) of the Agreed Amount), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.2(d) for the resolution of such dispute (a "Dispute"). For purposes of this Article VI, the "Value" of any Escrow Shares delivered in satisfaction of an indemnity claim shall be $2.256 (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock after the Closing
Date), multiplied by the number of such Escrow Shares.

         (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 6.2(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares and the proceeds of the Escrow LC shall be distributed to the Buyer and/or the Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

         (e) For purposes of this Section 6.2 and the last two sentences of
Section 6.3(a), (i) if the Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section
6.2 or Section 6.3(a)) shall be deemed to refer to the Indemnification Representative, and (ii) if the Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.2 or
Section 6.3(a)) shall be deemed to refer to the Indemnification Representative.

     6.3 Survival of Representations, Warranties and Covenants.

         (a) All representations and warranties of the Company contained in this Agreement shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire on the date one (1) year following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.2 and 2.3 shall survive the Closing without limitation and (ii) the representations and warranties set forth in
Section 2.9 shall survive until thirty (30) days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares and the Escrow LC have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares and the Escrow LC to the Stockholders in accordance with the terms of the Escrow Agreement.

         (b) All representations and warranties of the Buyer and the Acquisition Subsidiary contained in this Agreement shall terminate at the Closing; provided, however, (i) the Buyer and the Acquisition Subsidiary acknowledge that each of the Stockholders has reasonably relied on the truth and accuracy of the representations and warranties contained in Article III of this Agreement for purposes of entering into the transactions contemplated by this Agreement and his investment decision with respect to the acquisition of Buyer Common Stock hereunder, (ii) each of the Stockholders shall have the right to make federal securities law claims and claims based on fraud with respect to any of the representations and warranties contained in Article III of this Agreement and
(iii) the rights of the Stockholders under the immediately preceding clause (ii) shall be the exclusive remedy of the Stockholders with respect to claims arising out of, resulting from or relating to any misrepresentation or breach of warranty contained in this Agreement.

         (c) The covenants and agreements of the Parties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6 shall terminate at the Closing. Each covenant and agreement of the Parties contained herein which by its terms contemplates performance after the Effective Time shall survive the Closing.

     6.4 Limitations.

         (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Stockholders for Damages under this Article VI (other than Damages with respect to a claim under Section 6.1(a) arising out of or related to any misrepresentation or breach of warranty contained in Sections 2.1, 2.2, 2.3 or 2.9 or with respect to a claim under Section 6.1(b), (c), (d), (e), (f), (g) or (h) of this Agreement, for which there shall be no limit) shall not exceed $4,421,880, and (ii) the Stockholders shall not be liable under this Article VI unless and until the aggregate Damages for which they would otherwise be liable exceed $250,000 (at which point the Stockholders shall become liable for the aggregate Damages, and not just amounts in excess of $250,000), provided that the limitation set forth in this clause (ii) shall not apply to a claim under Section 6.1(a) arising out of or related to any misrepresentation or breach of warranty contained in Sections 2.1, 2.2, 2.3 or 2.9 or a claim under Section 6.1(b), (c), (d), (e),
(f), (g) or (h) of this Agreement. For purposes solely of this Article VI, all representations and warranties of the Company in Article II (other than Section 2.31) shall be construed as if the term "material" and any reference to "Company Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

         (b) Notwithstanding anything to the contrary herein, the Stockholders shall not be liable for Damages with respect to a claim under Section 6.1(f) (i) unless and until the aggregate Damages with respect to claims under Section 6.1(f) for which they would otherwise be liable exceed $200,000 (at which point the Stockholders shall become liable for eighty percent (80%) of such aggregate Damages in excess of $200,000) and (ii) made after the fifth anniversary of the Closing Date.

         (c) The Escrow Agreement is intended to secure the indemnification obligations of the Stockholders under this Agreement. However, the rights of the Buyer under this Article VI shall not be limited to the Escrow Shares nor shall the Escrow Agreement be the exclusive means for the Buyer to enforce such rights.

         (d) Except with respect to claims based on fraud, after the Closing, the rights of the Buyer and any Affiliate thereof under this Article VI and the Escrow Agreement shall be their exclusive remedy with respect to claims resulting from or relating to any misrepresentation or breach of warranty contained in this Agreement.

         (e) No Stockholder shall have any right of contribution against the Company, any Subsidiary or the Surviving Corporation with respect to any breach by the Company of any of its representations or warranties.

         (f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Damages include a party's incidental, consequential or punitive damages, regardless of the theory of recovery. The amount of Damages recoverable by an Indemnified Party under this Article VI with respect to an indemnity claim shall be reduced by any proceeds actually received by such Indemnified Party, with respect to the Damages to which such indemnity claim relates, from an insurance carrier.

     6.5 Appointment of Indemnification Representative.

         (a) The Indemnification Representative shall have full power and authority on behalf of each Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Stockholders under this

Article VI. The Indemnification Representative shall have no liability to any Stockholder for any action taken or omitted on behalf of the Stockholders pursuant to this Article VI without gross negligence or willful misconduct on the part of the Indemnification Representative.

         (b) The adoption of this Agreement and the approval of the Merger by the Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representative as agent and attorney-in-fact for each Stockholder, for and on behalf of Stockholders, to give and receive notices and communications, authorize in his discretion the delivery to the Buyer of shares of Buyer Common Stock from the Escrow Shares in satisfaction of claims by the Buyer, object to such deliveries, agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgment of Indemnification Representative for the accomplishment of the foregoing and with respect to any other matter arising under this Agreement. Notices or communications to or from the Indemnification Representative shall constitute notice to or from each of the Stockholders.

     6.6 Indemnification by the Buyer. The Buyer shall indemnify the Stockholders in respect of, and hold them harmless against any Damages incurred or suffered by the Stockholders resulting from a breach by the Buyer of any of the covenants contained in Section 4.7(a) or Section 4.7(c) of this Agreement.

                                  ARTICLE VII
                                   TERMINATION

     7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time, as provided below:

         (a) the Parties may terminate this Agreement by mutual written consent;

         (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company or a Stockholder is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.1 not to be satisfied and (ii) is not cured within ten (10) days following delivery by the Buyer to the Company of written notice of such breach;

         (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Acquisition Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 5.2 not to be satisfied and (ii) is not cured within ten (10) days following delivery by the Company to the Buyer of written notice of such breach;

         (d) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred before June 26, 2001 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from a breach by the Buyer or the Acquisition Subsidiary of any representation, warranty or covenant contained in this Agreement); or

         (e) the Company may terminate this Agreement by giving written notice to the Buyer and the Acquisition Subsidiary if the Closing shall not have occurred before June 26, 2001 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from a breach by the Company or a Stockholder of any representation, warranty or covenant contained in this Agreement).

         (f) either the Buyer or the Company may terminate this Agreement by giving written notice to other party if the Closing shall not have occurred before June 26, 2001.

     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party.

                                  ARTICLE VIII
                                   DEFINITIONS

     For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below:

     Defined Term                                       Section
     ------------                                       -------
     Acquisition Subsidiary                             Introduction
     Acquired Corporations                              4.7(d)
     Adjusted Gross Margin                              1.9(g)
     ADR Procedure                                      6.2(d)
     ADR Service                                        6.2(d)
     Affiliate                                          2.15(a)(vii)
     Affiliated Group                                   2.9(a)(iii)
     Affiliated Group Tax Return                        2.9(a)(iv)
     Affiliated Period                                  2.9(a)(v)
     Agreed Amount                                      6.2(c)
     Agreement                                          Introduction
     Articles of Merger                                 1.1
     Average Price                                      1.9(g)
     Business                                           1.9(g)
     Buyer                                              Introduction
     Buyer Common Stock                                 1.3(e)
     Buyer Disclosure Schedule                          Article III
     Buyer Material Adverse Effect                      3.1
     Buyer Party                                        3.10(a)
     Buyer Reports                                      3.5
     Buyer 401(k) Plan                                  4.8(b)
     CERCLA                                             2.23
     Certificate of Merger                              1.1
     Certificates                                       1.6

     Claim Notice                                       6.2(b)
     Claimed Amount                                     6.2(b)
     Closing                                            1.2
     Closing Date                                       1.2
     Code                                               Introduction
     Combination Cash                                   1.9(k)
     Combination Shares                                 1.9(k)
     Common Shares                                      1.5(a)
     Company                                            Introduction
     Company Intellectual Property                      2.13(a)
     Company Material Adverse Effect                    2.1
     Controlling Party                                  6.2(a)
     Contingent Consideration                           1.9
     Contingent Shares                                  1.9(g)
     Controlling Party                                  6.2(a)
     Customer Deliverables                              2.13(a)
     Damages                                            6.1
     Deferred Consideration                             1.5(a)
     Deferred Stock Amount                              1.5(a)
     Delaware Law                                       1.1
     Department                                         1.1
     Determination Date                                 1.9(h)
     Disclosure Schedule                                Article II
     Dispute                                            6.2(c)
     Disputes Auditor                                   1.9(h)
     Earn-Out Period                                    1.9(a)
     Effective Time                                     1.1
     Employee Benefit Plan                              2.22(a)
     Environmental Law                                  2.23
     ERISA                                              2.22(a)
     Escrow Agent                                       1.3(f)
     Escrow Agreement                                   1.3(f)
     Escrow LC                                          1.5(b)
     Escrow Shares                                      1.8
     Exchange Act                                       2.15(a)(vii)
     Expected Claim Notice                              6.3
     Financial Statements                               2.6
     GAAP                                               1.9(g)
     Governmental Entity                                2.4
     Indemnification Representative                     1.3(f)
     Indemnified Party                                  6.2(a)
     Indemnifying Party                                 6.2(a)
     Initial Shares                                     1.5(b)
     INS                                                2.21(b)
     Intellectual Property                              2.13(a)
     Internal Systems                                   2.13(a)

     Legal Proceeding                                   2.19
     Level 1 Cash Amount                                1.9(g)
     Level 2 Cash Amount                                1.9(g)
     Level 3 Cash Amount                                1.9(g)
     Level 4 Cash Amount                                1.9(g)
     Level 1 Contingent Share Conversion Ratio          1.9(g)
     Level 2 Contingent Share Conversion Ratio          1.9(g)
     Level 3 Contingent Share Conversion Ratio          1.9(g)
     Level 4 Contingent Share Conversion Ratio          1.9(g)
     Maryland Law                                       1.1
     Membership Card                                    1.9(g)
     Merger                                             1.1
     Merger Consideration                               1.5(a)
     Merger Shares                                      1.5(b)
     Minimum Freshman Average Standard                  1.9(g)
     Most Recent Balance Sheet                          2.6
     Most Recent Balance Sheet Date                     2.6
     Nasdaq                                             1.5(a)
     Non-controlling Party                              6.2(a)
     Objection Notice                                   1.9(h)
     Option A Amount                                    1.5(a)
     Option A Cash Amount                               1.5(a)
     Option A Conversion Ratio                          1.5(a)
     Option B Amount                                    1.5(a)
     Option B Cash Amount                               1.5(a)
     Option B Conversion Ratio                          1.5(a)
     Option C Amount                                    1.5(a)
     Option C Cash Amount                               1.5(a)
     Option C Conversion Ratio                          1.5(a)
     Option D Amount                                    1.5(a)
     Option D Cash Amount                               1.5(a)
     Option D Conversion Ratio                          1.5(a)
     Options                                            1.7
     Ordinary Course of Business                        2.4
     Parties                                            Introduction
     Pension Plan                                       2.22(g)
     Permits                                            2.26
     Plan                                               1.7
     Pre-Closing Return                                 4.7(d)
     Pre-Closing Straddle Period                        4.7(g)
     Prevailing Share Price                             1.9(g)
     Qualifying Discount Card Agreements                1.9(g)
     Reasonable Best Efforts                            4.1
     Regulatory Agency                                  2.28
     Response                                           6.2(c)
     Revenues                                           1.9(g)

     Sale of Buyer                                      4.13
     SEC                                                3.5
     Securities Act                                     2.2(c)
     Security Interest                                  2.4
     Software                                           2.13(e)
     Stockholder                                        1.3(d)
     Stockholders' Tax Representative                   4.7(d)
     Straddle Period                                    4.7(e)
     Straddle Return                                    4.7(e)
     Subsidiary or Subsidiaries                         2.5(a)
     Surviving Corporation                              1.1
     Target Revenue                                     1.9(g)
     Tax Returns                                        2.9(a)(ii)
     Tax or Taxes                                       2.9(a)(i)
     Value                                              6.2(c)
     Working Permits                                    2.21(b)
     401(k) Plan                                        2.22(h)

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1 Press Releases and Announcements. Neither the Buyer nor the Acquisition Subsidiary shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the Company; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the Buyer shall use reasonable efforts to advise the Company and provide it with a copy of the proposed disclosure prior to making the disclosure). Neither the Company nor any Subsidiary nor any Stockholder shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer.

     9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Mutual Non-Disclosure Agreement dated September 19, 2000, between Buyer and the Company shall remain in effect in accordance with its terms.

     9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, provided that the Buyer may assign this Agreement, together with its rights, interests and obligations hereunder, with the prior written approval of the Indemnification Representative.

     9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     If to the Company or the Stockholders:               Copy to:
     -------------------------------------                -------
     OCM Enterprises, Inc.                                Shaw Pittman
     4630 Montgomery Avenue                               1650 Tysons Boulevard, 14th Floor
     Bethesda, MD  20814                                  McLean, VA  22102
     Attn:  Devin A. Schain                               Attn:  Lawrence T. Yanowitch
     Facsimile No.: (301) 652-1480                        Facsimile No.: (703) 770-7901

     If to the Buyer or the Acquisition Subsidiary:       Copy to:
     ---------------------------------------------        -------
     Student Advantage, Inc.                              Hale and Dorr LLP
     280 Summer Street, Suite 300                         60 State Street
     Boston, MA  02210                                    Boston, MA  02109
     Attn:  Chief Financial Officer and                   Attn:  Mark G. Borden, Esq.
               General Counsel                            Facsimile No.: (617) 526-5000
     Facsimile No.: (617) 912-2028

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware, except insofar as Maryland Law shall be mandatorily applicable to the Merger and the rights of the Stockholders in connection therewith.

     9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement subject to any restrictions contained in the Maryland Law and in the Delaware Law relating to amendments to this Agreement after obtaining approval of the Stockholders. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     9.11 Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts or Baltimore, Maryland in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

     9.12 Setoff. Notwithstanding anything to the contrary contained herein, the Buyer shall have the right to setoff against payment of all or a portion of the amounts due and owing by the Buyer to the Stockholders under this Agreement other than the Deferred Consideration for any amounts due and owing by the Stockholders to the Buyer under this Agreement. The Buyer shall not have the right to setoff against payment of any of the Deferred Consideration for amounts due and owing by the Stockholders to the Buyer under this Agreement.

     9.13 Remedies. The Parties agree that irreparable damage would occur and no adequate remedy at law would be available in the event that any of the provisions of Section 1.3 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of Section 1.3 of this Agreement and to enforce specifically the terms and provisions of Section 1.3 of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

     9.14 Construction.

         (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

         (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                 STUDENT ADVANTAGE, INC.


                                 By:/s/ Raymond V. Sozzi, Jr.
                                    --------------------------------------------
                                    Name:  Raymond V. Sozzi, Jr.
                                    Title: President and Chief Executive Officer


                                 ORION ACQUISITION CORP.


                                 By:/s/ Raymond V. Sozzi, Jr.
                                    --------------------------------------------
                                    Name:  Raymond V. Sozzi, Jr.
                                    Title: President



                                 OCM ENTERPRISES, INC.


                                 By: /s/ Devin A. Schain
                                    --------------------------------------------
                                    Name:  Devin A. Schain
                                    Title: Chief Executive Officer



                                 STOCKHOLDERS:


                                 /s/ Devin A. Schain
                                    --------------------------------------------
                                     Devin A. Schain

                                 /s/ Michael S. Schoen
                                    --------------------------------------------
                                     Michael S. Schoen

                                 /s/ Paul D. Bogart
                                    --------------------------------------------
                                     Paul D. Bogart

                                 /s/ Howard S. Dumhart, Jr.
                                    --------------------------------------------
                                     Howard S. Dumhart, Jr.

                                 /s/ Steven L. Matejka
                                    --------------------------------------------
                                     Steven L. Matejka

     The undersigned, being the duly elected Secretary of the Acquisition Subsidiary, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Acquisition Subsidiary entitled to vote on this Agreement.

                                     /s/ Kenneth S. Goldman
                                     ---------------------------------------
                                     Kenneth S.Goldman
                                     Secretary

         The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by two-thirds of all of the votes represented by the outstanding Common Shares entitled to vote on this Agreement.

                                     /s/ Michael S. Schoen
                                     ---------------------------------------
                                     Michael S. Schoen
                                     Secretary



[The following schedules and exhibits to this Agreement and Plan of Merger have been omitted and will be provided to the Commission upon request to the Company:


Exhibits

Exhibit A -     Form of Escrow Agreement
Exhibit B -     Form of Investment Representation Letter
Exhibit C -     Form of Lock-Up Agreement
Exhibit D -     Form of Registration Rights Agreement
Exhibit E-1 -   Form of Opinion of Counsel to the Company
Exhibit E-2 -   Form of Opinion of Counsel to the Company
Exhibit F -     Form of Resignation
Exhibit G  -    Form of Opinion of Counsel to the Buyer and
                  Acquisition Subsidiary

Schedules
Schedule 1.5 -     Election of Merger Consideration
Schedule 5.1(a) -  Required Consents]